EXHIBIT 2.1

                    STOCK PURCHASE AGREEMENT
		    ________________________

          This Stock Purchase Agreement is entered into as of July 2, 2003 by and between LAFARGE NORTH AMERICA INC., a
Maryland corporation ("Seller"), and FLORIDA ROCK INDUSTRIES,
INC., a Florida corporation ("Buyer"; and, together with Seller, the "Parties").

                         R E C I T A L S
			 _______________

          WHEREAS, Seller owns all of the issued and outstanding capital stock of Lafarge Florida Inc., a Florida corporation (the
"Company"); and

          WHEREAS, Seller desires to sell, and Buyer desires to purchase, all of the issued and outstanding stock of the Company for the consideration described herein.

                        A G R E E M E N T
			_________________

          In consideration of the mutual promises contained herein and intending to be legally bound, the Parties agree as follows:

                            ARTICLE I
                           DEFINITIONS
			   ___________

          1.1  Definitions.
	  ________________

          For all purposes of this Agreement and the Exhibits and Schedules delivered pursuant to this Agreement, and except as otherwise expressly provided, the following definitions shall apply:

          "AAA" has the meaning set forth in Section 12.20(a).

          "Accounting Firm" means PricewaterhouseCoopers LLP (or, if such firm shall decline or is unavailable or is not, at the time of such submission, independent of each of the Parties, another independent nationally recognized accounting firm mutually acceptable to the Parties).

          "Action" means any action, arbitration, audit, hearing, complaint, petition, investigation, suit or other proceeding, whether civil, criminal, administrative, investigative or informal, in law or in equity, before any arbitrator or Governmental Entity.

          "Adjusted Working Capital" means, as of any date, the assets of the Company that are identified on SCHEDULE 1 to EXHIBIT A minus the liabilities of the Company that are identified on SCHEDULE 1 to EXHIBIT A, which shall be prepared in accordance with GAAP (except as noted on EXHIBIT A) and in a manner consistent with the policies and principles used in preparing the Reference Balance Sheet, after giving effect to the exclusions and adjustments set forth on EXHIBIT A.

          "Affiliate" means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified Person. For the purposes of this definition, "control" means the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

          "Affiliated Group" means any affiliated group as defined under 1504(a) of the Code or any similar group as defined under a similar provision of Law.

          "Agreement" means this Agreement as amended or supplemented together with all Exhibits and Schedules attached hereto or expressly incorporated herein by reference.

          "Allocation" has the meaning set forth in Section
7.9(b).

          "Approval" means any approval, authorization, license, permit, consent, qualification, registration or other authorization, or any extension, modification, amendment or waiver of any of the foregoing, required to be obtained from any Governmental Entity.

          "Business" means the business of the Company, taken as a whole, but excluding the Tampa Terminal Facility.

          "Business Day" means a day (excluding Saturday and Sunday) on which banks generally are open for the transaction of business in New York City.

          "Buyer" has the meaning set forth in the Preamble hereto.

          "Buyer DB Plan" has the meaning set forth in Section
6.1(b).

          "Buyer DC Plan" has the meaning set forth in Section
6.1(b).

          "Buyer Union DC Plan" has the meaning set forth in
Section 6.1(b).

          "Buyer Group" has the meaning set forth in Section 7.5.

          "Buyer's Representatives" has the meaning set forth in
Section 4.2.

          "Closing" has the meaning set forth in Section 2.4(a).

          "Closing Date" has the meaning set forth in Section
2.4(b).

          "Closing Date Statement" has the meaning set forth in
Section 2.2(c).

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Company" has the meaning set forth in the Recitals hereto.

          "Company Benefit Plans" has the meaning set forth in
Section 6.1(d).

          "Company Employee" has the meaning set forth in Section
3.1(j)(1).

          "Competing Business" means any of the following: (i) operation of a terminal that imports Portland cement or slag,
(ii) the sale of Portland cement or slag; or (iii) the operation of a facility for manufacturing cement.

          "Confidentiality Agreement" has the meaning set forth in Section 4.1.

          "Contract" means any legally binding agreement, contract, obligation, arrangement, purchase and sale order, bond, commitment, franchise, indemnity, indenture or lease (whether or not written).

          "Disclosure Schedules" means the Schedules dated the date of this Agreement and delivered contemporaneously herewith or on or before the Closing Date relating to this Agreement, as they may be amended from time to time in accordance with the terms of this Agreement.

          "Employee Plans" has the meaning set forth in Section
3.1(j)(3).

          "Environmental Laws" means all federal, state, local, and foreign statutes, regulations, ordinances, and other provisions having the force or effect of law, all judicial and administrative orders and binding determinations and all common law concerning pollution or protection of the environment or the protection of human health from pollution, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls or radiation.

          "Equity Securities" means any capital stock or other equity interest or any securities convertible into or exchangeable for capital stock, or any other rights, warrants or options to acquire any of the foregoing securities.

          "ERISA" means the Employee Retirement Income Security
Act of 1974, as amended.

          "ERISA Affiliate" has the meaning set forth in Section
3.1(j)(3).

          "Estimated Adjusted Working Capital" has the meaning set forth in Section 2.2(b).

          "Exercise Price" has the meaning set forth in Section
5.10.

          "E&Y" means Ernst & Young LLP, independent auditors.

          "Final Adjusted Working Capital" has the meaning set forth in Section 2.2(c).

          "Final Determination" means the final resolution of liability for any Tax for a taxable period: (i) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of other jurisdictions, except that a Form
870 or 870-AD or comparable form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund and/or the right of the taxing authority to assert a further deficiency shall not constitute a Final
Determination; (ii)
by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (iii) by a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreements under the laws of other jurisdictions; (iv) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the Tax imposing jurisdiction; or (v) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the Parties.

          "GAAP" means generally accepted accounting principles in effect from time to time in the United States, as consistently applied by Seller.

          "Governmental Entity" means any government or any governmental or quasi-governmental agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign, or any other Person exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

          "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino
Antitrust Improvements Act of 1976, as amended, and the related regulations and published interpretations.

          "Included Claims" has the meaning set forth in Section
11.5(a).

          "Indemnifiable Claim" means any claim of an Indemnifiable Loss for or against which any party is entitled to indemnification under this Agreement.

          "Indemnifiable Loss" means any claim, judgment, cost, damage, disbursement, expense, liability, loss, deficiency, obligation, Tax, Lien, penalty, fine or settlement of any kind or nature, including reasonable legal, accounting and other professional fees and expenses and amounts paid in settlement, that are actually imposed on or otherwise actually incurred or suffered by the specified Person.

          "Indemnified Party" means the party entitled to indemnification hereunder.

          "Indemnifying Party" means the party obligated to provide indemnification hereunder.

          "Intellectual Property" has the meaning set forth in
Section 3.1(t).

          "IRB Indenture" has the meaning set forth in Section
4.10.

          "IRS" means the Internal Revenue Service or any successor entity.

          "Law" means any constitutional provision, statute or other law, rule, regulation, principle of common law, treaty or interpretation of any Governmental Entity and any Order.

          "Leases" has the meaning set forth in Section
3.1(e)(2).

          "Lien" means any lien, pledge, charge, equitable interest, option, mortgage, hypothecation, deed of trust, security interest, right of first refusal or first offer or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, or other encumbrance, except for any restrictions on transfer generally arising under any applicable federal or state securities law.

          "Material Adverse Effect" means a material adverse change in or effect on the business, operations, assets, results of operations or financial condition of the Company, the Tampa Grinding Site and the Port Manatee Site, taken as a whole, but excluding any such effect caused by, resulting from or arising as a result of any fact, circumstance or condition that (i) is generally applicable to the industry in which the Company operates but that does not have a materially disproportionate effect on the Company, taken as a whole, (ii) is generally applicable to the United States economy or securities markets,
(iii) is set forth in a Schedule hereto as of the date of this Agreement, or (iv) except with respect to Approvals and Permits, results from the execution of this Agreement, the announcement of this Agreement, the consummation of the transactions contemplated hereby or the identity of Buyer.

          "Material Contract" has the meaning set forth in
Section 3.1(d).

          "Multiemployer Plan" has the meaning set forth in
Section 3.1(j)(4).

          "Noncompete Period" has the meaning set forth in
Section 5.7(a).

          "Nonsolicitation Period" has the meaning set forth in
Section 5.7(b).

          "Option" has the meaning set forth in Section 5.10.

          "Order" means any binding and enforceable award, decision, decree, injunction, judgment, order, ruling, subpoena, assessment or writ issued by a Governmental Entity.

          "Original Schedules" has the meaning set forth in
Section 4.4.

          "Other Party" has the meaning set forth in Section 7.7.

          "Other Taxes" has the meaning set forth in Section
7.2(a).

          "Other Tax Returns" has the meaning set forth in
Section 7.1(a).

          "Parties" has the meaning set forth in the Preamble hereto.

          "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

          "Permit" means any license, permit, franchise, certificate of authority or order, or any extension, modification, amendment or waiver of the foregoing, required to be issued by any Governmental Entity.

          "Permitted Liens" means: (i) Liens for current Taxes not yet due and payable; (ii) mechanics', materialmen's, carriers', workers', repairers', maritime and statutory liens and rights in rem and other similar Liens arising or incurred in the ordinary and usual course of business for amounts that are not yet due and payable as of the Closing Date; (iii) zoning, entitlement and other land use and environmental regulations by Governmental Entities; (iv) such easements, covenants, conditions, restrictions, agreements, states of fact, rights of way and other matters or encumbrances of record that do not materially adversely affect the current use of the real or personal property of the Company; (v) the leases and related tenancy matters set forth on SCHEDULE 1.1A hereto; and (vi) Liens reflected in those Material Contracts listed on SCHEDULE 3.1(d).

          "Person" means an association, a corporation, an individual, a partnership, a joint venture, a limited liability company, a limited liability partnership, a trust or any other entity or organization, including a Governmental Entity.

          "Personal Property" has the meaning set forth in
Section 3.1(f).

          "Port Authority Lease" means the Lease Agreement dated April 27, 1978 between Manatee County Port Authority and the Company, as amended by the Port Manatee Lease Modification Agreement, dated May 3, 1990, between Manatee County Port Authority and the Company and the Port Manatee Lease Modification Agreement, dated January 20, 2000, between Manatee County Port Authority and the Company, pursuant to which the Company leases the Port Manatee Site.

          "Port Manatee Site" means the site leased by the Company pursuant to the Port Authority Lease, located in Port
Manatee, Florida as more fully described on SCHEDULE 1.1B hereto.

          "Post-Closing Taxable Period" has the meaning set forth in Section 7.1(c).

          "Pre-Closing Covenants" has the meaning set forth in
Section 11.4.

          "Pre-Closing Taxable Periods" has the meaning set forth in Section 7.1.

          "Property" means, collectively or individually, the Tampa Grinding Site and the Port Manatee Site.

          "Proposed Final Adjusted Working Capital" has the meaning set forth in Section 2.2(c).

          "Purchase Price" has the meaning set forth in Section
2.2(a).

          "Reference Balance Sheet" means the balance sheet of the Company at December 31, 2002, a copy of which is attached to
SCHEDULE 3.1(b)(1) hereto.

          "Responsible Party" has the meaning set forth in
Section 7.7.

          "Rinker Entity" has the meaning set forth in Section
5.8.

          "Section 338(h)(10) Election" has the meaning set forth in Section 7.9(a).

          "Securities Act" means the Securities Act of 1933, as amended.

          "Seller" has the meaning set forth in the Preamble hereto.

          "Seller Affiliated Group" has the meaning set forth in
Section 3.1(c)(5).

          "Seller DB Plan" has the meaning set forth in Section
6.1(b).

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

          "Seller DC Plan" has the meaning set forth in Section
6.1(b).

          "Seller Group" has the meaning set forth in Section
7.5.

          "Seller Marks" has the meaning set forth in Section
5.3(a).

          "Seller Patents" has the meaning set forth in Section
5.4.

          "Seller's Representatives" has the meaning set forth in
Section 4.2.

          "Stock" means the capital stock of the Company.

          "Straddle Periods" has the meaning set forth in Section
7.1.

          "Subsidiary" means, with respect to any Person, any Person in which such Person has a direct or indirect equity or ownership interest in excess of 50%, including all Subsidiaries of such Subsidiary.

          "Supply Contract" means a Portland Cement and New Cem
Supply Contract dated as of the Closing Date, substantially in the form attached hereto as EXHIBIT B.

          "Tampa Grinding Site" means the site owned by Seller, located in Tampa, Florida as more fully described on SCHEDULE
1.1C hereto.

          "Tampa Terminal Facility" means the import terminal facility owned by Seller, located in Tampa, Florida as more fully described on SCHEDULE 1.1D hereto.

          "Target Adjusted Working Capital" means
U.S.$12,500,000.

          "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance stamp, occupation, premium, windfall profits, environmental (including taxes under 459A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar tax), unemployment, disability, real property, personal property sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

          "Tax Deficiency" means an assessment of Taxes as a result of a Final Determination.

          "Tax Item" shall mean any item of income, gain, loss, deduction, credit, provisions for reserves, recapture of credit or any other item which increases or decreases Taxes paid or payable, including an adjustment under Code Section 481 resulting from a change in accounting method.

          "Tax Refund" shall mean a refund of Taxes as the result of a Final Determination.

          "Tax Return" means any return, declaration, report or similar statement required to be filed with respect to any Taxes
(including any attached schedules), including any information return, claim for refund, declaration of estimated Tax, and any amendment to any of the foregoing.

          "Territory" means the following counties in Florida:
Brevard, Charlotte, Collier, De Soto, Glades, Hardee, Hendry,
Hernando, Higlands, Hillsborough, Lee, Manatee, Monroe, Orange,
Osceola, Pasco, Pinellas, Polk, Sarasota and Seminole.

          "Union" has the meaning set forth in Section 6.1(a).

          "U.S.$" means the lawful currency of the United States of America.

          "WARN" means the Worker Adjustment and Retraining
Notification Act.

                           ARTICLE II
                    PURCHASE AND SALE/CLOSING
		    _________________________

          2.1  Purchase and Sale.
	  ______________________

          Upon the terms and subject to the conditions hereinafter set forth, Seller agrees to sell the issued and outstanding Stock, and to deliver the certificate evidencing the Stock, to Buyer, and Buyer agrees to purchase such Stock from Seller, for the consideration hereinafter set forth. The certificates will be properly endorsed for transfer to or accompanied by a duly executed stock power in favor of Buyer or its nominee as Buyer may have directed at least two Business Days prior to the Closing Date and otherwise in a form acceptable for transfer on the books of the Company.

          2.2  Purchase Price and Adjustments.
          ___________________________________

          (a) Subject to the terms and conditions of this Agreement (including adjustments to the Purchase Price described in this Section 2.2), the aggregate purchase price for the Stock shall be an amount equal to U.S.$122,240,000 (the "Purchase Price"). At the Closing, the Purchase Price shall be adjusted as provided herein to reflect the difference between the Target Adjusted
Working Capital and the Estimated Adjusted Working Capital. Any payments under this Section 2.2 made on the Closing Date shall be made by wire transfer of immediately available funds in U.S.
Dollars on the Closing Date to an account designated by Seller to Buyer at least one Business Day prior to the Closing Date.

          (b) Not less than two Business Days prior to the Closing Date, Seller will give to Buyer a good faith estimate of the Adjusted
Working Capital as of the Closing Date, which shall be prepared in accordance with GAAP (except as noted on EXHIBIT A) and in a manner consistent with the policies and principles used in connection with the preparation of the Reference Balance Sheet
(the "Estimated Adjusted Working Capital").  If the Estimated
Adjusted Working Capital is (i) greater than the Target Adjusted
Working Capital, the Purchase Price payable at the Closing will be increased by the difference between the Estimated Adjusted
Working Capital and the Target Adjusted Working Capital or (ii) less than the Target Adjusted Working Capital, the Purchase Price payable at the Closing will be decreased by the difference between the Estimated Adjusted Working Capital and the Target
Adjusted Working Capital.

          (c) Promptly following the Closing Date, but in no event later than sixty days after the Closing Date, Seller shall prepare and submit to Buyer a statement (the "Closing Date Statement") setting forth, in reasonable detail, Seller's calculation of the Adjusted Working

Capital as of the Closing Date which shall be prepared in accordance with GAAP (except as noted on EXHIBIT A) and in a manner consistent with the policies and principles used in connection with the preparation of the Reference Balance Sheet (provided, however, that in determining the Closing Date Statement, the exclusions and adjustments set forth on EXHIBIT A shall be given effect) (the "Proposed Final Adjusted Working Capital"). The Closing Date Statement will be accompanied by a report of E&Y based upon a review of the Closing Date Statement stating that such statement presents fairly, in all material respects, the Adjusted Working Capital presented on such statement as provided for in this Agreement as of the Closing
Date applied in accordance with GAAP (except as noted on EXHIBIT
A) and on a basis consistent with the policies and principles used in connection with the preparation of the Reference Balance
Sheet after giving effect to the exclusions and adjustments set forth on EXHIBIT A. All fees and expenses of E&Y in reviewing the Closing Date Statement shall be borne by Seller. Buyer shall and shall cause the Company and their respective employees and agents to assist Seller and E&Y in the preparation of the Closing
Date Statement and shall provide Seller and E&Y access at all reasonable times to the personnel, properties, books and records of the Company for such purpose and for the other purposes set forth in this Section 2.2, in each case, without cost to Seller.
In the event Buyer disputes the correctness of the Proposed Final Adjusted Working Capital, Buyer shall notify Seller in writing of its objections within thirty (30) days after receipt of the Closing Date Statement and shall set forth, in writing and in reasonable detail, the reasons for Buyer's objections. Buyer agrees that any adjustments proposed in accordance with the foregoing will not involve changes in or challenges to Seller's accounting methodologies, policies or procedures that have been consistently applied with respect to the Reference Balance Sheet and the Closing Date Statement and that are identified on EXHIBIT
A. Any proposed adjustments by Buyer shall be accompanied by a certificate of an independent public accounting firm that is nationally recognized in the United States (other than the Accounting Firm), stating that such adjustments are required for the Closing Date Statement to comply with the accounting methodologies used in the preparation of the Reference Balance
Sheet after giving effect to the exclusions and adjustments set forth on EXHIBIT A. If Buyer fails to deliver its notice of objections within thirty (30) days after receipt of the Closing
Date Statement, Buyer shall be deemed to have accepted Seller's calculation. To the extent Buyer does not object, in writing in accordance with and within the time period contemplated by this
Section 2.2(c), to a matter in the Closing Date Statement, Buyer shall be deemed to have accepted Seller's calculation and presentation in respect of the matter and the matter shall not be considered to be in dispute. Seller and Buyer shall endeavor in good faith to resolve any disputed matters within fifteen days after receipt of Buyer's notice of objections. If Seller and Buyer are unable to resolve the disputed matters, Seller and Buyer shall refer the disputed matters to the Accounting Firm, and the determination of the Accounting Firm in respect of the correctness of each matter remaining in dispute shall be conclusive and binding on Seller and Buyer. The Accounting Firm shall prepare and deliver to Seller and Buyer a written report explaining its determination within thirty days after the dispute has been referred to the Accounting Firm. The determination of the Accounting Firm shall be based solely on written submissions by Seller and Buyer and shall not be by independent review. The
Adjusted Working Capital as of the Closing Date, as finally determined pursuant to this Section 2.2(c) (whether by failure of Buyer to deliver notice of objection, by agreement of Seller and Buyer or by determination of the Accounting Firm), is referred to herein as the "Final Adjusted Working Capital."

          (d) If the Final Adjusted Working Capital exceeds the Estimated Adjusted Working Capital, Buyer shall pay to Seller the amount of such difference, with simple interest thereon from the Closing Date to the date of payment at a fixed rate per annum equal to 3%. If the Estimated Adjusted Working Capital exceeds the Final Adjusted Working Capital, Seller shall pay to Buyer the amount of such difference, with simple interest thereon from the Closing
Date to

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


the date of payment at a fixed rate per annum equal to 3%. Such payment shall be made in immediately available funds not later than ten Business Days after the determination of the Final Adjusted Working Capital by wire transfer to a bank account designated in writing to the Party entitled to receive the payment.

          (e) Subject to any applicable privileges (including the attorney-client privilege), Seller shall make available to Buyer and, upon request, to the Accounting Firm retained in accordance with
Section 2.2(c), the books, records, documents and work papers underlying the preparation of the Closing Date Statement.
Subject to any applicable privileges (including the attorney-client privilege), Buyer shall make available to Seller and, upon request, to the Accounting Firm retained in accordance with
Section 2.2(c), the books, records, documents and work papers created or prepared by or for Seller in connection with the review of the Closing Date Statement.

          (f) The fees and expenses, if any, of the Accounting Firm retained in accordance with Section 2.2(c) to resolve any dispute shall be paid one-half by Buyer and one-half by Seller.

(g) In the event that the Accounting Firm is requested to resolve any dispute pursuant to this Section 2.2, any hearings in connection with such dispute resolution shall be held in Herndon, Virginia.

          2.3  Intentionally Omitted.
	  __________________________

          2.4  The Closing.
	  ________________

          (a) Unless this Agreement shall have been terminated pursuant to Article X hereof, the transactions contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of O'Melveny & Myers LLP, 1650 Tysons Boulevard, Suite 1150, McLean, Virginia, or at such other location as may be agreed upon in writing by Seller and Buyer.

	  (b) The Closing shall take place at 10:00 a.m. on the third Business Day following the satisfaction or waiver of the conditions to the transactions contemplated by this Agreement contained in Article VIII (other than conditions which, by their nature, are to be satisfied on the Closing Date), or on such other date as may be agreed upon in writing by Buyer and Seller (the date on which the Closing occurs is herein referred to as the "Closing Date").

          (c) All proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

                           ARTICLE III
                 REPRESENTATIONS AND WARRANTIES
                 ______________________________

          3.1  Representations and Warranties of Seller.
	  _____________________________________________

          Except as otherwise indicated on the Disclosure
Schedules hereto, Seller represents and warrants as of the date hereof and as of the Closing Date as follows:

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


          (a)  Organization and Related Matters; Stock.
	       _______________________________________

               (1) Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida.
Seller has all necessary corporate power and authority to execute, deliver and perform this Agreement and the Supply
Contract. The Company has no Subsidiaries. The Company has all necessary corporate power and authority to own its properties and assets and to carry on its business as now conducted (including performing its obligations under all Material Contracts) and is duly qualified to do business in all jurisdictions in which the nature of its business requires it to be so qualified, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material
Adverse Effect. Seller has made available to Buyer copies of the Certificate of Incorporation and Bylaws of the Company as in effect as of the date hereof. No business activities related to the Business are currently conducted by the Company at the Tampa Terminal Facility.

               (2) Seller owns, beneficially and of record, all of the issued and outstanding Stock. Other than the Stock, there are no outstanding Equity Securities of the Company. All of such Equity Securities of the Company are owned by Seller free and clear of any Lien except as set forth on SCHEDULE 3.1(a). The authorized capital stock of the Company and the number of shares of capital stock of the Company outstanding is set forth on SCHEDULE 3.1(a). Except as contemplated hereby, there are no outstanding Contracts or other rights to subscribe for or purchase, or Contracts or other obligations to issue or transfer or grant any rights to acquire, any Equity Securities of the Company. Except as contemplated hereby, there are no outstanding Contracts of Seller or the Company to repurchase, redeem or otherwise acquire, or affecting the voting rights of, or requiring the registration for sale of, any Equity Securities of the Company. All outstanding Equity Securities of the Company are duly authorized, validly issued and outstanding and are fully paid and nonassessable.
There are no preemptive rights in respect of any Equity
Securities of the Company. Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of the Stock.

          (b)  Financial Statements; Changes.
	       _____________________________

               (1) FINANCIAL STATEMENTS. The financial statements that are attached hereto as SCHEDULE 3.1(b)(1), consisting of financial statements at and for the year ended December 31, 2002 (including the Reference Balance Sheet) were prepared in accordance with GAAP (except as noted on EXHIBIT A), and present fairly, in all material respects, the financial position of the Company as at December 31, 2002 and the results of operations and cash flows of the Company for the year ended December 31, 2002, on a basis consistent with such accounting methodologies, policies and procedures.

               (2) CERTAIN CHANGES. Except as set forth on SCHEDULE 3.1(b)(2), from December 31, 2002 to the date hereof, there has not been, occurred or arisen any change in or event, fact or circumstance that has had a Material Adverse Effect or a material adverse effect on the ability of Seller to perform its obligations hereunder.

          (c)  Tax Returns.
	       ___________

               (1) Except as set forth on SCHEDULE 3.1(c), all material Tax Returns required to be filed on or prior to the Closing Date by or on behalf of the Company have been or will be filed prior to the Closing Date, are complete and accurate in all material respects and have been prepared in substantial compliance with all applicable laws and regulations, and all Taxes due or claimed to be due pursuant thereto (whether or not reflected on any Tax Return) have been or will be paid prior to the Closing Date.

               (2) There are no Liens with respect to any Taxes upon any of the assets or properties of the Company, other than with respect to Taxes not yet due and payable.

               (3) Except as set forth on SCHEDULE 3.1(c), no extension of time to file any Tax Return has been granted to the Company. No claim has ever been made by an authority in any jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by such jurisdiction. Neither the Company nor Seller expects any authority to assess any additional Taxes for any period for which the Tax Returns have been filed.

               (4) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

               (5) Except as set forth on SCHEDULE 3.1(c), no material issue relating to Taxes of the Company (A) has been raised in writing by any taxing authority in any audit or examination, or (B) is a material issue with respect to which Seller has knowledge that would result in a proposed adjustment or assessment by a Governmental Entity in a taxable period (or portion thereof) ending on or before the Closing Date.

               (6) Except as set forth on SCHEDULE 3.1(c), no audit or other proceeding by any Governmental Entity has formally commenced and no written notification has been given to the Company or the Seller that such an audit or other proceeding is pending or threatened with respect to any material Taxes due from the Company or any Tax Return filed by or with respect to the Company for any material amount of Taxes. Except as set forth on
SCHEDULE 3.1(c), no assessment of Tax has been proposed in writing against the Company or any of its assets or properties.
No waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of the Company. There is no dispute or claim with any taxing authority concerning any Tax liability of the Company either (A) claimed or raised by any taxing authority in writing or (B) as to which Seller has knowledge.

               (7) Except as set forth on SCHEDULE 3.1(c), the Company has not been a member of an affiliated group filing a consolidated federal income Tax Return for which any statute of limitations has not expired (other than a group of which Seller is or was the common parent (the "Seller Affiliated Group")) and no claim for liability has been asserted against the Company for the Taxes of any Person pursuant to Treasury Regulation Section 1.1502-6(a)
(or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise, which claim has not been finally resolved as of the date hereof.

               (8) The Company is not (nor has it ever been) a party to any tax sharing agreement and has not assumed the liability of any other Person under contract or otherwise.

               (9) No member of the Seller Affiliated Group is a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982.

               (10) Neither the Company nor Seller is a "foreign person" (as that term is defined in Section 1445 of the Code).

               (11) Neither Seller nor the Company has entered into any compensatory agreements with respect to the performance of services for which payment thereunder would result in a nondeductible expense pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section
4999 of the Code.

               (12) The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, whether separate from or in the aggregate with the Seller Affiliated Group, in the payment of any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law).

               (13) The Company has not agreed, nor is it required to make, any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise.

               (14) SCHEDULE 3.1(c) contains an accurate and complete description of the Company's basis in its assets, the Company's current and accumulated earnings and profits, the Company's Tax carryovers, excess loss accounts in the Company group, and any Tax elections made by any member of the Seller Affiliated Group affecting the Company.

               (15) Neither Seller nor the Company has been a party to a distribution of stock intended to qualify as a spin-off transaction under Section 355 of the Code during the past three years.

          (d)  Material Contracts.
	       __________________

          SCHEDULE 3.1(d) contains a list, as of the date of this Agreement, of each Contract (each of which shall be deemed a "Material Contract") to which the Company is a party (or, with respect to Contracts to be assigned to the Company by any of its Affiliates, will prior to the Closing be a party):

               (1) that evidences indebtedness of the Company for borrowed money (other than indebtedness related to trade credit advanced to the Company in the ordinary course of business in connection with the purchase of products or services, such as customer notes) or the guarantee of any indebtedness by the Company;

               (2) that is a lease or agreement under which it is lessee of, or holds or operates, any real property owned by any other party;

               (3) that is a lease or agreement under which it is lessee of, or holds or operates, any personal property owned by any other party calling for payments in excess of U.S.$50,000 annually;

               (4) that is a lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it;

               (5) that is a Contract or group of related Contracts with the same party for the purchase or sale of raw materials, commodities, supplies, products or other personal property or for the furnishing or receipt of services: (A) the performance of which will extend over a period of more than one year following the date hereof or (B) involves consideration in excess of U.S.$100,000 over the life of such Contract or more than U.S.$50,000 in any year;

               (6)  that creates a partnership or joint venture;

               (7) that is a license, sublicense or royalty agreement with respect to Intellectual Property (other than license agreements with respect to commercially available software) either (x) calling for payments in excess of U.S.$25,000 annually or (y) that relate to any trademarks to be owned by the Company as of the Closing;

               (8) that limits the ability of the Company to engage in any line of business or to compete with any Person; or

	       (9) whose termination would reasonably be expected to have a Material Adverse Effect.

Material Contracts shall be deemed not to include the contracts set forth on SCHEDULE 3.1(j)(2) or SCHEDULE 3.1(j)(3).

          Except as set forth on SCHEDULES 3.1(d) hereto, and other than any such invalidity, failure, breach, default or waiver, as applicable, which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (i) each of the Material Contracts is valid, binding, in full force and effect, and enforceable by the Company in accordance with its terms; (ii) the Company has performed any accrued obligations thereunder in all material respects and is not in breach or default and has not received written notice alleging a default (other than letters of default that have been rescinded or with respect to defaults that have been cured or waived) or breach under any such Material Contract; (iii) the Company has not modified any of the terms thereof; and (iv) to the knowledge of the Company, no other party to any Material Contract is in breach or default thereunder. True copies of the Material Contracts, including all substantive amendments, waivers and modifications thereto but excluding information identifying customers (which will be provided at Closing), have been made available to Buyer. Except as set forth on SCHEDULE 3.1(d), consummation of the transactions contemplated by this Agreement will not require any consent of any party to any Material Contract (and will not give any Person a right to) terminate or modify any rights or obligations of the Company under any Material Contract.

          (e)  Real Property; Liens.
	       ____________________

               (1) The Company does not own or lease, other than pursuant to a lease that is a Material Contract, any real property other than the Property and the Tampa Terminal Facility. The Company or Seller has good, marketable and insurable fee title or leasehold interest, as applicable, in and to the Property, free and clear of all Liens except for Permitted Liens. No condemnation or expropriation proceeding is pending, or to the knowledge of Seller, threatened against the Property. There are no parties other than the Company in possession of the Property, except as described in SCHEDULE 3.1(e). There are no leases, subleases, licenses, concessions or other agreements, written or oral, to any party or parties for use or occupancy of any portion of the Property, except as described on SCHEDULE 3.1(e). To Seller's knowledge, the Property and the operation of the Business is not subject to Development of Regional Impact review under applicable Florida law.

               (2) All leases or subleases with respect to the real property owned or leased by the Company, including all amendments and modifications in connection therewith, which currently pertain exclusively to the Business are disclosed on SCHEDULE 3.1(e) (the "Leases"). The Company has paid all rents and other charges to the extent due and payable under the Leases, except as otherwise disclosed on SCHEDULE 3.1(e). The Leases are in full force and effect. The Company is not in default under the Leases, and to Seller's knowledge, no other party to any of the Leases is in default thereunder, and there are no circumstances known to Seller that with the passage of time or the giving of notice would constitute a default under any of the Leases. No written notice has been given or received by Seller of any default under any of the Leases that has not been cured. To Seller's knowledge, no other party to any of the Leases has any defense to its obligations under the Leases or has any charge, claim or right of offset against rent or other charges due under the Leases. No party has any option to renew or extend any of the Leases, or to expand or contract the leased premises, or to purchase or sell the leased premises, except as set forth in the Leases. No party has exercised in writing any option or right to extend or renew the Lease beyond its current term, or to expand the premises leased thereunder, or to purchase or sell the leased premises or any part thereof, except as disclosed on Schedule
3.1(e). No security deposits are held by the lessor under any of the Leases, except as disclosed on Schedule 3.1(e) hereof. All improvements required to be made by either lessor or lessee under any of the Leases have been completed and Seller has no further obligation to pay or reimburse any cost or expense in connection therewith.

          (f)  Personal Property.
	       _________________

          The Company has good and valid title to, or an adequate leasehold interest in, all tangible assets and properties that are used in the Business (except for real property, which is addressed in Section 3.1(e) above), including all such tangible assets and properties that it purports to own or have the right to use as reflected in the Reference Balance Sheet, except for assets disposed of in the ordinary course of business since December 31, 2002 (the "Personal Property"), so as to allow the Business to be conducted as and where currently conducted. The Personal Property is free of Liens other than Permitted Liens and the consummation of the transactions contemplated hereby will not alter or impair such ability in any respect which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Each item of Personal Property that had an original cost greater than U.S.$50,000 has been maintained in accordance with normal industry practice.

          (g)  Authorization; No Conflicts.
	       ____________________________

          The execution, delivery and performance by Seller of this Agreement and the Supply Contract have been duly and validly authorized by the Board of Directors of Seller and by all other necessary corporate action on the part of Seller. This Agreement and, when executed, the Supply Contract constitute, or will constitute, legally valid and binding obligation of Seller enforceable against Seller in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally. Except for matters identified in SCHEDULE 3.1(g), and any filings or approvals required under the Hart-Scott-Rodino Act, the execution, delivery and performance by Seller of this Agreement and the Supply Contract will not (i) violate, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under, the charter documents or by-laws of Seller or the Company, (ii) result in the imposition of any Lien against any assets or properties of the Company, (iii) violate any Law, or (iv) require any Approvals to be obtained.

          (h)  Actions.
	       _______

          There is no Order or Action pending or, to the knowledge of Seller, threatened against Seller or any of its Affiliates, that questions the validity of this Agreement or any action taken or to be taken by Seller in connection herewith, or which seeks to enjoin the consummation of the transactions contemplated herein. SCHEDULE 3.1(h) sets forth a list of all pending or, to the knowledge of Seller, threatened Actions to which the Company is a party or that relate to the Business.

          (i)  Compliance with Law.
	       ___________________

          The Company is operating the Business in material compliance with all applicable Laws. It is the intent of the Parties that this representation and warranty is not applicable to matters relating to Taxes, employee and benefit matters, environmental matters and permits, which are the subject of Sections 3.1(c), 3.1(j), 3.1(m) and 3.1(n), respectively.

          (j)  Employees and Employee Benefit Matters.
	       ______________________________________

               (1) SCHEDULE 3.1(j)(1) sets forth a list of all employees employed by the Company as of the date set forth on such Schedule by name, position or job title, rate of pay, date of hire, seniority date (if different) and status, other than those employees who will be transferred to employment with Seller or an Affiliate on or prior to the Closing Date and who shall be separately identified by name and position or job title on
SCHEDULE 3.1(j)(1). The information set forth on SCHEDULE 3.1(j)(1) shall be updated on or prior to the Closing Date to include employees hired after the date hereof and delete employees who are no longer employed by the Company as of the Closing Date. Each such employee set forth on SCHEDULE 3.1(j)(1) as of the Closing Date, other than those employees who will be transferred to employment with Seller or an Affiliate on or prior to the Closing Date, is referred to herein as a "Company
Employee."

               (2) Except as set forth on SCHEDULE 3.1(j)(2), with respect to the Company Employees, (i) neither the Company nor Seller is a party to any labor or collective bargaining agreement with respect to the Company Employees and, to the knowledge of Seller, with respect to any Company Employees not currently covered by any labor or collective bargaining agreement, there are no efforts to organize such Company Employees; (ii) there are no strikes, work stoppages or slowdowns; (iii) there are no unfair labor practice charges or grievances under any collective bargaining agreement pending or, to the knowledge of Seller, threatened in writing against the Company; (iv) the Company is not a party to any contract of employment that cannot be terminated at will without notice by and at no expense to the Company; (v) there are no Actions against the Company pending or, to the knowledge of Seller, threatened in writing to be brought or filed against the Company with any Governmental Entity in connection with the employment of any current or former employee of the Company or the terms or conditions of the employment of any current or former employee of the Company; and (vi) to the knowledge of Seller, the Company is currently in material compliance with all applicable Laws relating to employment and employment practices.

               (3) SCHEDULE 3.1(j)(3) sets forth a list identifying each "employee welfare benefit plan," as defined in Section 3(1) of ERISA, each "employee pension benefit plan," as defined in
Section 3(2) of ERISA, and each other plan or arrangement providing for insurance coverage (including any self-insured arrangements), severance, workers' compensation, disability benefits, fringe benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit sharing, bonuses, stock options, stock appreciation rights, stock purchase or other forms of incentive compensation or post-retirement insurance, compensation, or benefits which is maintained, administered, or contributed to by Seller, the Company or any of their ERISA Affiliates and which covers any current or former employee, director, officer or independent contractor of the Company or under which the Company has or will have any liability. Such plans are referred to in this Section as the

"Employee Plans." Seller has made available to Buyer accurate and complete copies of (i) each Employee Plan, including the plan document, trust agreements (or other funding arrangements) and amendments, (ii) the most recent annual report (Form 5500 including all schedules thereto) prepared in connection with any Employee Plan required to file such report and the most recent financial statements and listing of plan assets for any Employee Plan required to maintain such statements, (iii) the most recent actuarial valuation report prepared in connection with any Employee Plan required to maintain such report, and (iv) the latest Internal Revenue Service determination letter obtained with respect to each Employee Plan intended to be qualified under Section 401(a) or 501(a) of the Code. For purposes of this subsection and Section 6.1, an "ERISA Affiliate" of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the Code. The Company is a participating employer in the Employee Plans, but does not sponsor any of such plans, and the Company will not have any obligation, liability, or responsibility with respect to any of the Employee Plans on or after the Closing Date. Neither the Seller, the Company nor any ERISA Affiliate has made any contract, plan or commitment to create any additional plan or to modify any existing Employee Plan with respect to the Company Employees.

               (4) Except as set forth on SCHEDULE 3.1(j)(4), no Employee Plan (i) constitutes a "multiemployer plan," as defined in
Section 3(37) of ERISA (for purposes of this Section, a "Multiemployer Plan"), (ii) is maintained in connection with a trust described in Section 501(c)(9) of the Code or welfare benefit fund described in Section 419 of the Code, or (iii) is subject to Title IV of ERISA or to the minimum funding standards of ERISA or the Code. Neither Seller, the Company nor any of their ERISA Affiliates has incurred any material liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA. Neither Seller, the Company, nor any ERISA Affiliate has withdrawal liability under any Multiemployer Plan.

               (5) There are no accumulated funding deficiencies as defined in Section 412 of the Code (whether or not waived) with respect to any Employee Plan. As of the date of the last completed ERISA annual actuarial funding valuation report prepared in compliance with applicable regulations for a defined benefit pension plan, the fair market value of the assets held with respect to each such Employee Plan which is an "employee pension benefit plan," as defined in Section 3(2) of ERISA, exceeded the actuarially determined present value of all benefit liabilities accrued under such Employee Plan (whether or not vested) determined using reasonable actuarial assumptions. Seller, the Company and their ERISA Affiliates have paid and discharged promptly when due all liabilities and obligations arising under ERISA or the Code of a character which if unpaid or unperformed might result in the imposition of a lien against any of the assets of the Company.

               (6) Each Employee Plan that is intended to be qualified under Section 401 of the Code is so qualified and has been so qualified since the date of its adoption and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code, and either (i) has received a favorable determination letter from the Internal Revenue Service to such effect or (ii) is still within the "remedial amendment period," as defined in
Section 401(b) of the Code and the regulations thereunder.

               (7) Each Employee Plan has been maintained in all material respects in accordance with its terms and with the requirements prescribed by all applicable Laws, including but not limited to ERISA and the Code.

               (8) Neither the Company nor any of its directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code.

	       (9) Except as set forth on SCHEDULE 3.1(j)(9), neither Seller, the Company nor any of their ERISA Affiliates provides post-retirement medical, health or life coverage or contributes to any employee welfare benefit plan that provides for medical, health or life benefit coverage following termination of employment except as is required by Section 4980B of the Code.

              (10) There are no pending claims, suits or other proceedings, or, to the knowledge of Seller, any threatened claims, suits or other proceedings, by any employees, former employees or plan participants or the beneficiaries, spouses or representatives of any of them, against any Employee Plan, the assets held thereunder, the trustee of any such assets, or the Company relating to the Employee Plans, other than ordinary and usual claims for benefits by participants or beneficiaries. There has been no "mass layoff" or "plant closing" as defined by WARN by the Company within six months prior to the Closing Date.

	      (11) Neither the execution and delivery of this Agreement by Seller nor the consummation of the transaction contemplated hereby will result in the acceleration or creation of any rights of any person to benefits under any of the Employee Plans (other than the acceleration of vesting under the Seller DB Plans and the Seller DC Plans) or in the creation of rights under any severance, parachute or change of control agreement such that any such person shall have greater rights under any such Employee
Plan than if this Agreement was not consummated.

          (k)  No Brokers or Finders.
	       _____________________

          No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Seller or any of its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker's or finder's or similar fee or other commission arising in connection with this Agreement or such transactions.

          (l)  Operation in the Ordinary Course.
	       ________________________________

          Except as set forth on SCHEDULE 3.1(l), since December
31, 2002, the Company has operated the Business in the ordinary course and in all material respects in accordance with past practice.

          (m)  Environmental Compliance.
               ________________________

               (1)  Except as set forth on SCHEDULE 3.1(m):

               (i) The Company has complied in all material respects and the Company is in compliance in all material respects with all Environmental Laws in connection with the Business;

              (ii) To Seller's knowledge, each of Seller's corporate predecessors and Affiliates has complied in all material respects with all Environmental Laws in connection with the Business conducted at the Port Manatee Site;

            (iii) Each of Seller's corporate predecessors and Affiliates has complied in all material respects with all Environmental Laws in connection with the Business conducted at the Tampa Grinding Site;

             (iv) The Company has not received any written notice, report or other information relating to the Company or property owned or leased by the Company regarding any (A) actual or alleged violation of Environmental Laws in connection with the Business, or (B) liabilities or potential liabilities, including any investigatory, remedial or corrective obligations, arising under Environmental Laws in connection with the Business;

              (v) To Seller's knowledge, Seller's corporate predecessors and Affiliates, have not received any written notice, report or other information relating to any such entity or property owned or leased by such entity regarding any (A) actual or alleged violation of Environmental Laws in connection with the Business conducted at the Port Manatee Site, or (B) liabilities or potential liabilities, including any investigatory, remedial or corrective obligations, arising under Environmental Laws in connection with the Business conducted at the Port Manatee Site;

             (vi) Seller's corporate predecessors and Affiliates have not received any written notice, report or other information relating to any such entity or property owned or leased by such entity regarding any (A) actual or alleged violation of Environmental
     Laws in connection with the Business conducted at the Tampa
     Grinding Site, or (B) liabilities or potential liabilities, including any investigatory, remedial or corrective obligations, arising under Environmental Laws in connection with the Business conducted at the Tampa Grinding Site;

            (vii) None of the following exists at any property or facility owned or operated by the Company: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas;

           (viii) The Company has not in connection with the Business treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including any hazardous substance (including asbestos, cement kiln dust, petroleum and petroleum products), or owned or operated any property or facility in a manner that has given (as evidenced by written notice received by Seller) or would give rise to liabilities (including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees) pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended or any other Environmental Laws;

            (ix) To Seller's knowledge, Seller's corporate predecessors and Affiliates have not in connection with the Business conducted at the Port Manatee Site treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including any hazardous substance (including asbestos, cement kiln dust, petroleum and petroleum products), or owned or operated any property or facility in a manner that has given (as evidenced by written notice received by such Person) or would give rise to liabilities (including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees) pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid
     Waste Disposal Act, as amended or any other Environmental Laws;

	    (x) Seller's corporate predecessors and Affiliates have not in connection with the Business conducted at the Tampa Grinding Site treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including any hazardous substance (including asbestos, cement kiln dust, petroleum and petroleum products), or owned or operated any property or facility in a manner that has given (as evidenced by written notice received by such Person) or would give rise to liabilities (including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees) pursuant to the Comprehensive Environmental Response, Compensation and Liability
     Act of 1980, as amended, the Solid Waste Disposal Act, as amended or any other Environmental Laws; and

          (xi) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of Governmental Entities, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental Laws.

           (2) Seller has provided to Buyer or its representatives all written environmental assessments, written environmental audits, written environmental investigations, written environmental remediation plans, written environmental correspondence and other written environmental documents or reports in its possession relating to the Property or the Company.

          (n)  Permits.
	       _______

          The Company holds all Permits that are required by any Governmental Entity to conduct the Business as now conducted.
All Permits held by the Company are valid and in full force and effect (and, immediately following consummation of the transactions contemplated by this Agreement, will be valid and in full force and effect). As of the date hereof, no suspension, cancellation or termination of any of such Permits is pending or, to the knowledge of Seller, threatened or imminent. No material Permit is due to expire in accordance with its terms within 180 days after the Closing Date. The Company, the Business and the Property are in material compliance with the applicable local government comprehensive plan and the applicable local governmental land development code, including zoning and building codes, laws and ordinances (without reliance on a nonconforming use). The Company has not received written notice from any Governmental Entity of any changes in the local government comprehensive plan or the local governmental land development code, including zoning and building codes, laws and ordinances that would reasonably be expected to have a material adverse effect on the Permits or the Business.

          (o)  Undisclosed Liabilities.
	       _______________________

          Since December 31, 2002, the Company has not incurred any liabilities that would be required in accordance with the accounting principles, policies, practices and methods of the Company to be disclosed on the Reference Balance Sheet, except liabilities (i) that are disclosed in this Agreement or in matters set forth on the Schedules hereto or thereto or (ii) that were incurred after December 31, 2002 in the ordinary course of business, none of which would have a Material Adverse Effect.

          (p)  Customers.
               _________

          SCHEDULE 3.1(p) lists the ten largest customers of the Company (on a consolidated basis) for each of the calendar year ended December 31, 2002 (identifying such customers as customers A-J, without providing the names of, or any other identifying information with respect to, such customers) and sets forth opposite each such customer the percentage of consolidated volume attributable to such customer.

          (q)  Notes and Accounts Receivable.
	       _____________________________

          All notes and accounts receivable of the Company outstanding on the Closing Date shall have been generated in the ordinary course of business and not subject to setoffs or counterclaims. Attached hereto as SCHEDULE 3.1(q) is an aging of the notes and accounts receivable of the Company outstanding as of the date set forth on such Schedule.

          (r)  Certain Business Relationships with the Company.
	       _______________________________________________

          Except as set forth on SCHEDULE 3.1(r), none of Seller, its Affiliates, its directors, officers, employees and shareholders and the Company's directors, officers, employees, and shareholders is a party to or has entered into a Contract with the Company (other than employment relationships) within the past 12 months (other than with respect to administrative and corporate services such as financial reporting, treasury, tax compliance, risk management, payroll, cash management, human resources and benefits administration, legal, information technology, corporate sponsored training, group purchasing and other similar services provided by Seller to its operating company subsidiaries).

          (s)  Bank Accounts and Powers of Attorney.
	       ____________________________________

          Set forth in SCHEDULE 3.1(s) is a list showing the name and address of each bank in which the Company has an account or safe deposit box, the number of any such account or any such box and the names of all Persons authorized (including by power of attorney) to draw thereon or to have access thereto. Except as set forth on SCHEDULE 3.1(s), there are no outstanding powers of attorney executed on behalf of the Company.

          (t)  Intellectual Property.
	       _____________________

               (1) Except with respect to the Seller Marks, commercially available software or as set forth on SCHEDULE 3.1(t), the Company does not own or have the right to use any patents, copyrights, registered trademarks, registered trade names, domain names, registered service marks or any applications for registration of any of the foregoing that are material to the Business. The patents, copyrights, registered trademarks, registered trade names, domain names, registered service marks or any applications for registration of any of the foregoing listed on SCHEDULE 3.1(t) are referred to as the "Intellectual
Property." The Intellectual Property owned by the Company is free and clear of all Liens other than Permitted Liens. To the knowledge of Seller, each registered trademark or patent owned by the Company or Seller that is included in the

Intellectual Property remains in full force and effect at the United States Patent and Trademark Office.

              (2) Except as set forth on SCHEDULE 3.1(t) and subject to the licenses granted in Sections 5.3 and 5.4 hereof, as of the Closing Date, the Company will own or have adequate rights to use all Intellectual Property and trade secrets and know-how that are material to and used in the Business.

              (3) There are no pending or, to the knowledge of Seller, threatened claims against the Company or Seller alleging that the conduct of the Business infringes the patent, copyright or trademark rights of any other Person.

          (u)  Insurance.
	       _________

               (1) Set forth on SCHEDULE 3.1(u) is a list of each insurance policy (including material coverage terms), which covers the Company or its properties, assets or employees. Such policies are in full force and effect, all premiums thereon have been paid, and the Company is otherwise in compliance with the terms and provisions of such policies, except where the failure to be in compliance would not be reasonably likely to impair coverage under the applicable policy. Except as set forth on SCHEDULE
3.1(u) each insurance policy set forth on Schedule 3.1(u) is an "occurrence based" policy.

               (2) Following the Closing, the Company will remain a beneficiary under all insurance policies set forth on SCHEDULE 3.1(u) for pre-Closing acts or events.

          3.2  Representations and Warranties of Buyer.
          ____________________________________________

          Buyer represents and warrants as of the date hereof and as of the Closing Date as follows:

          (a)  Organization and Related Matters.
	       ________________________________

          Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Buyer has the necessary corporate power and authority to execute, deliver and perform this Agreement and the Supply Contract. Buyer has all necessary corporate power and authority to carry on its business as now being conducted.

          (b)  Authorization; No Conflicts.
	       ___________________________

          The execution, delivery and performance of this Agreement and the Supply Contract by Buyer have been duly and validly authorized by the executive committee of the Board of Directors of Buyer and by all other necessary corporate action on the part of Buyer. Approval of the entire Board of Directors of Buyer is not required in connection with the transactions contemplated by this Agreement. This Agreement and, when executed, the Supply Contract constitute, or will constitute, legally valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally. Except for any filings or approvals required under the Hart-Scott-Rodino Act, the execution, delivery and performance of this Agreement and the Supply Contract by Buyer, will not (i) violate, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under the charter documents or by-laws of Buyer or any Contract to which Buyer is a party,
(ii) result in the imposition of any Lien against any assets or properties of Buyer, (iii) violate any Law, or (iv) require any Approvals to be obtained.

          (c)  Actions.
	       _______

          There is no Order or Action pending or, to the knowledge of Buyer, threatened against or affecting Buyer that individually or when aggregated with one or more other Orders or Actions has or could reasonably be expected to have a material adverse effect on Buyer's ability to perform this Agreement or the Supply Contract.

          (d)  Compliance with Law.
	       ___________________

          Buyer is operating its businesses in compliance with all applicable Laws, except for violations of applicable Laws which could not reasonably be expected to have a material adverse effect on Buyer's ability to perform this Agreement or the Supply Contract.

          (e)  No Brokers or Finders.
               _____________________

          No agent, broker, finder or investment or commercial banker, or other Person or firms engaged by or acting on behalf of Buyer or its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker's or finder's or similar fees or other commissions arising in connection with this Agreement or such transactions.

          (f)  Availability of Funds.
	       _____________________

          Buyer currently has access (under existing credit facilities) to immediately available funds in cash or cash equivalents, and will at the Closing have immediately available funds in cash, which are sufficient to pay the Purchase Price, to provide the Company with sufficient working capital and to pay any other amounts payable pursuant to this Agreement and to consummate the transactions contemplated by this Agreement.

          (g)  Investment Representation.
	       _________________________

          Buyer is aware that the Stock is not registered under the Securities Act. Buyer is an "accredited investor" as defined under the Securities Act and possesses such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investments hereunder. Buyer is acquiring the Stock from Seller for its own account, for investment purposes only and not with a view to the distribution thereof. Buyer agrees that the Stock will not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to a valid exemption from registration under the Securities Act.

          (h)  Knowledge Regarding Representations; Satisfaction of
Conditions.
___________________________________________________________________

          As of the date of this Agreement, to the knowledge of Buyer, (i) there is no inaccuracy or misstatement in, or breach of, any representation or warranty of Seller contained herein and
(ii) there is no reason why the conditions set forth in Article VIII hereof would not be satisfied on the Closing Date.

                           ARTICLE IV
      COVENANTS WITH RESPECT TO THE PERIOD PRIOR TO CLOSING
      _____________________________________________________

          4.1  Access.
          ___________

          Subject to applicable Laws and as reasonably necessary to preserve attorney-client privilege, Seller shall cause the Company to authorize and permit Buyer and its representatives (which term shall be deemed to include its independent accountants and counsel) to have reasonable access during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of the Business or the other businesses of Seller or its Affiliates, to (i) the Port Manatee Site (subject to the terms of the Port Authority Lease) and the Tampa Grinding Site (subject to the terms of any applicable Leases), (ii) properties, books and records relating to the Business as Buyer may from time to time reasonably request and (iii) the officers of the Business, in each case to the extent necessary or appropriate for the purposes of obtaining any necessary Approvals of or Permits for the transactions contemplated by this Agreement and familiarizing Buyer with the Business; PROVIDED, HOWEVER, nothing in this Section 4.1 shall obligate Seller to provide Buyer with access to information identifying the customers of the Company prior to the Closing. All requests for access to such properties, books and records and other information shall be made to such of Seller's representatives as Seller shall designate, who shall be solely responsible for coordinating and shall coordinate all such requests and all access permitted hereunder. Any information provided to Buyer or its representatives in accordance with this Section shall be subject to the terms of the confidentiality agreement between Buyer and Seller (the "Confidentiality Agreement").

          4.2  Conduct of Business.
	  ________________________

          During the period from the date of this Agreement to the Closing Date, except as set forth on SCHEDULE 4.2 or otherwise provided for in, or contemplated by, this Agreement, Seller agrees that except with the prior consent of Buyer, which may not be unreasonably withheld or delayed, the Company shall:

          (a) conduct the Business in the ordinary course in all material respects consistent with past practice;

	  (b) not sell, lease, transfer, or assign any of its material assets, tangible or intangible, other than for a fair consideration in the ordinary course of business;

          (c) except as required by its terms, not amend in any material respect or terminate any Material Contract or enter into any new Material Contract;

          (d) not impose any Liens upon any of its material assets, tangible or intangible, other than Permitted Liens;

          (e) not make any capital expenditure (or series of related capital expenditures) either involving more than U.S.$100,000 or outside the ordinary course of business;

          (f) not make any capital investment in or any acquisition of the securities or assets of, any other Person (or series of related capital investments and acquisitions) either involving more than U.S.$100,000 or outside the ordinary course of business;

          (g) not issue any note, bond or other debt security or create, incur, assume or guarantee any indebtedness for borrowed money or capitalized lease obligation either involving more than U.S.$10,000 singly or U.S.$100,000 in the aggregate or indebtedness incurred in the ordinary course consistent with past practice to be repaid at or prior to the Closing or to be included in the calculation of Final Adjusted Working Capital;

          (h) not cancel, compromise, waive or release any right or claim (or series of related rights and claims) either involving more than U.S.$100,000 or outside the ordinary course of business;

          (i) not transfer, assign or grant any license or sublicense of any rights under or with respect to any Intellectual Property owned by the Company;

          (j) not change or authorize any change in the charter or bylaws of the Company;

          (k) not issue, sell or otherwise dispose of any of its capital stock, or grant any options, warrants or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock or permit any transfer to be made of any of its capital stock (other than pursuant to this Agreement);

          (l) not declare, set aside or pay any dividend or make any distribution with respect to its capital stock (other than a distribution or dividend in cash) or redeem, purchase or otherwise acquire any of its capital stock;

          (m) except to the extent required by any collective bargaining agreement or by the terms of employment or consulting agreements as in effect on the date of this Agreement, not (i) increase in any material respect the compensation, pension, welfare or fringe benefits of any of the Company Employees, except for increases in the ordinary and usual course of business, (ii) enter into any material new, or amend in any material respect any existing, severance or change in control plan, or (iii) enter into any contracts of employment involving annual base compensation in excess of U.S.$75,000 (other than contracts terminable by Buyer without liability immediately following the Closing) or with a term in excess of one year;

          (n) not make or pledge to make any charitable or other capital contribution outside the ordinary course of business consistent with past practice;

          (o) not discharge a material liability or Lien outside the ordinary course of business;

          (p) not make any loans or advances of money outside the ordinary course of business consistent with past practice; and

          (q) not agree to or make any commitment to take any actions prohibited by this Section 4.2;

provided that, notwithstanding the foregoing, nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the Company's operations prior to the Closing Date.

          Buyer hereby designates the two officers of Buyer or its Affiliates listed on SCHEDULE 4.2, or such other officers as Buyer may designate upon written notice to Seller (the "Buyer's Representatives"), to be responsible for determining whether consent to any action prohibited by this Section 4.2 shall be given by Buyer. Seller hereby designates the two officers of Seller or its Affiliates listed on SCHEDULE 4.2 or such other officers as Seller may designate upon written notice to Buyer (the "Seller's Representatives"), to contact Buyer's Representatives with any requests for consent to any action prohibited by this Section 4.2. Buyer's Representatives shall respond promptly in writing to any request for consent to the taking of any action under this Section 4.2. If Buyer's Representatives do not respond to any request within three Business Days of its receipt, such consent will be deemed to have been given. Seller may rely on any consent given in writing by either of Buyer's Representatives. The time periods within which Buyer's Representatives must respond shall commence on the date on which either of Buyer's Representatives receives a written request for consent.

          4.3  Efforts; No Inconsistent Action.
          ____________________________________

          (a) Subject to the terms and conditions hereof, Buyer and Seller shall cooperate and use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and to cause the conditions to each other's obligation to close the transactions contemplated hereby as set forth in Article VIII to be satisfied. In addition, each of Buyer and Seller will be given notice of and a reasonable opportunity to participate in contacts with any Governmental Entity regarding antitrust or merger control matters. Buyer and Seller shall cooperate with each other to the extent reasonable in connection with the foregoing.

          (b) In furtherance and not in limitation of the foregoing, Buyer and Seller shall use their commercially reasonable efforts to file Notification and Report Forms under the Hart-Scott-Rodino
Act and similar applications with any other applicable
Governmental Entity whose Approval is required in connection with the consummation of the transactions contemplated by this Agreement as promptly as practicable following the date hereof and in any event no later than five days following the date hereof. Buyer and Seller shall cooperate and use their respective commercially reasonable efforts to obtain any Approvals required for the Closing (including through compliance with the Hart-Scott-Rodino Act), to respond to any requests for information from a Governmental Entity, and to contest and resist any Action and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require Buyer to dispose of or make any change in any material portion of its existing business to obtain any Approval (it being understood that the operations of the Newberry, Florida facility are a material portion of Buyer's existing business). Buyer agrees to use its commercially reasonable efforts to secure clearance under the Hart-Scott-Rodino Act with respect to the transactions contemplated hereby, including agreeing to such non-material amendments of this Agreement as requested by either the Federal Trade Commission or the Department of Justice in order to facilitate such approval process. To the extent permitted by applicable Law, Buyer and Seller shall provide the other the opportunity to make copies of all material correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or its representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the transactions contemplated by this Agreement, except for documents filed pursuant to Item
4(c) of the Hart-Scott-Rodino Notification and Report Form or communications regarding the same or documents or information submitted in response to any request for additional information or documents pursuant to the Hart-Scott-Rodino Act which reveal Seller's or Buyer's negotiating objectives or strategies or purchase price expectations. Buyer and Seller acknowledge that all such information provided pursuant to the foregoing sentence shall be subject to the mutual nondisclosure obligations of the Confidentiality Agreement.

          (c) Buyer and Seller shall notify and keep the other advised as to (i) any material communication from the Federal Trade
Commission, the Department of Justice or any other Governmental
Entity regarding any of the transactions contemplated hereby and
(ii) any Action pending and known to such Party or, to its knowledge, threatened, which challenges the transactions contemplated hereby. Buyer and Seller shall not take any action inconsistent with their obligations under this Agreement that would materially hinder or delay the consummation of the transactions contemplated by this Agreement.

          (d) Prior to the Closing, the Parties shall use commercially reasonable efforts to obtain (and cooperate with the other Party hereto in obtaining) all consents, permits, authorizations, approvals of, and exemptions by, any third party necessary for the consummation of the transactions contemplated by this Agreement; provided, however, that neither Party shall have any obligation to give any guarantee or other consideration of any nature (other than transfer or filing fees established by the terms of any Law or Permit) in connection with the receipt of any waiver, consent, approval or authorization.

          (e) All documents required to be filed by any of the Parties or any of their respective Subsidiaries with any Governmental Entity in connection with this Agreement or the transactions contemplated by this Agreement will comply in all material respects with the provisions of applicable Law.

          4.4  Supplemental Disclosure.
          ____________________________

          Seller shall promptly supplement or amend any Schedule with respect to any matter that arises in the period after the date of this Agreement and before the Closing Date and which is required to be set forth or described in the Disclosure Schedules. Any such supplemental disclosure will be deemed to have cured any breach of any representation or warranty made in this Agreement if the Closing occurs (it being understood that the consummation of the Closing will be deemed to constitute a waiver of any such breach), but will not be deemed to have been disclosed as of the date of this Agreement for purposes of determining whether or not the conditions set forth in Section
8.2 hereof have been satisfied or if the Closing does not occur. Supplemental disclosure shall, in the aggregate, taken together with the Schedules accompanying this Agreement when first executed (the "Original Schedules"), not disclose any state of affairs having a Material Adverse Effect not disclosed on the Original Schedules.

          4.5  Elimination of Intercompany and Affiliate Liabilities.
          __________________________________________________________

          Prior to the Closing Date, Seller shall purchase, cause to be repaid or assume liability for (a) any and all loans or other extensions of credit made or guaranteed by the Company to or for the benefit of any director, officer or employee of Seller who remains a director, officer or employee of Seller after the Closing Date and (b) any and all loans, banking guarantees or other extensions of credit of any amount made to or for the benefit of Seller or any Affiliate of Seller, except as to clauses (a) and (b) above as set forth on SCHEDULE 4.5. Prior to the

Closing Date, the principal amount of any intercompany loans payable by or to the Company shall be cancelled.

          4.6  Notice of Developments.
	  ___________________________

          Between the date of this Agreement and the Closing, each Party shall promptly notify the other Party in writing if it obtains "knowledge" (as contemplated in Section 12.12) of the occurrence or non-occurrence of any event that has caused any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect.

          4.7  Assignment of Certain Trademarks.
          _____________________________________

          On or prior to the Closing Date, Seller shall assign to Company (a) the entire right, title, and interest throughout the world in and to the trademarks identified in SCHEDULE 4.7, including the goodwill of the business in connection with which the marks have been used, to be held and enjoyed by Company for its own use and benefit and for the use and benefit of its parents, subsidiaries, licensees, successors and assigns; and (b) the right to sue for past infringement, dilution, and any other violation of rights in connection with such trademarks. Any and all recoveries from any suit or settlements in connection therewith shall belong exclusively to the Company. At the Company's reasonable request, Seller agrees to provide reasonable cooperation and assistance to Company in connection with any such action. On or prior to the Closing Date, Seller shall deliver to the Company a fully executed and notarized copy of each assignment agreement in the form attached as EXHIBIT C.

          4.8  Exclusivity.
          ________________

          Seller will not (and Seller will cause the Company not to) (i) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Company (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.

          4.9  Alternative Real Estate Transfers.
	  ______________________________________

          At Buyer's request, Seller will transfer the Tampa Grinding Facility directly to Buyer or its designee. For purposes of the representations and warranties and the rights of the Parties post-Closing under this Agreement, the Tampa Grinding Site will be treated as if it had been transferred from Seller to the Company prior to the Closing rather than from Seller to Buyer or its designee, it being acknowledged that the transfer of the Tampa Grinding Facility directly to Buyer or its designee shall not be deemed to modify the provisions of Article VIII hereof. Any costs and expenses associated with transferring the Tampa Grinding Facility directly to Buyer or its designee shall be borne by Buyer to the extent that such costs and expenses would not otherwise be incurred if the Tampa Grinding Site were transferred from Seller to the Company. In the event that either Party elects to transfer the Tampa Grinding Site pursuant to a like kind exchange under Section 1031 of the Code, the Party not engaging in the like kind exchange shall indemnify the other Party for any costs and expenses incurred by such Party as a result of structuring the transfer as a like kind exchange under
Section 1031 of the Code.

          4.10 Industrial Revenue Bonds.
	  _____________________________

          Prior to the Closing, Seller shall, as directed by Buyer, deposit money with either (i) the trustee under the indenture relating to the industrial revenue bonds issued by Hillsborough County that are secured by cement unloading facilities at the Tampa Grinding Site (the "IRB Indenture") or
(ii) the title company issuing title insurance to Buyer with respect to the Tampa Grinding Site, sufficient to pay any amounts required to pay all principal and accrued interest with respect to such bonds through the first date on which prepayment of such bonds can be made. It is the intent of the Parties that Seller shall satisfy the obligations under the IRB Indenture. As such, Seller shall indemnify and hold Buyer harmless from any obligations arising under the IRB Indenture (it being acknowledged that such bonds will not be repaid, and the Liens related to such bonds will not be released, until such bonds are repaid after the Closing).

          4.11 Manatee County Port Authority.
          __________________________________

          Promptly following execution of this Agreement, at the request of Buyer, Seller shall arrange for a meeting between Seller, Buyer and representatives of the Manatee County Port Authority in order to introduce Buyer to such representatives of the Manatee County Port Authority and to permit Buyer to make reasonable inquiries of such representatives regarding the relationship between the Company and the Manatee County Port Authority.

                            ARTICLE V
                      CONTINUING COVENANTS
		      ____________________

          5.1  Cooperation; Legal Privileges.
          __________________________________

          (a) After the Closing Date, upon Seller's request (at Seller's expense) and without necessity of subpoena, Buyer will cause the Company and their representatives and counsel to cooperate with Seller and its representatives and counsel for purposes of permitting Seller to address and respond to any matters that arise as a result of or otherwise related to Seller's prior ownership of the Company, whether or not related to this Agreement, including any assets, liabilities or other matters related to the Company that are retained by Seller (including Seller's indemnification obligations under Section 11.1(c)) and any claims made by or against Seller or any of its Affiliates, whether involving any Governmental Entity or third party or for the purpose of preparing or reviewing the Closing Date Statement.

          (b) Such cooperation under Section 5.1(a) shall include (i) reasonable access during normal business hours and upon reasonable notice to Buyer's and its Affiliates' officers, directors, employees, auditors, counsel, representatives, properties, books, records, operating instructions and procedures and, to the extent reasonably requested by Seller in connection with its indemnification obligations under Section 11.1(c), the Property, (ii) assisting Seller in connection with any Actions, including preparation for any Actions such as discovery, depositions and similar activities, and (iii) the right to make and retain copies of all pertinent documents and records relating to any such matters. Buyer's obligations under this Section 5.1 are in addition to Buyer's other obligations to cooperate with Seller contained in this Agreement.

          (c) Seller and Buyer acknowledge and agree that all attorney-client, work product and other legal privileges that may exist with respect to the Company related to third party claims as to which an indemnification claim has been made under Article XI shall, from and after the Closing Date, be deemed to be joint privileges of Seller and Buyer. Both Seller and Buyer shall use all commercially reasonable efforts after the Closing Date to preserve all such privileges and neither Seller nor Buyer shall knowingly waive any such privilege without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed).

          (d) Buyer agrees to hold all of the books and records of the Company existing on the Closing Date and not to destroy or dispose of any thereof for a period of seven years from the Closing Date or such longer time as may be required by applicable Law, and thereafter, if it desires to destroy or dispose of such books and records, to offer first in writing at least sixty days prior to such destruction or disposition to surrender them to Seller.

          (e) After the Closing Date, upon Buyer's request (at Buyer's expense) and without necessity of subpoena, Seller will provide, or will cause to be provided, reasonable access during normal business hours and upon reasonable notice to Seller and its Affiliates' employees (i) to assist Buyer in connection with any Actions relating to Seller's prior ownership of the Company, including in connection with preparation for any Actions such as discovery, depositions and similar activities and (ii) to answer questions of Buyer regarding the Company and the Business or provide information within their control to Buyer regarding the Company and the Business; provided that nothing herein shall require any such Persons to provide information to Buyer that does not relate exclusively to the Business or the Company.

          5.2  Post-Closing Operations.
          ____________________________

          Buyer acknowledges that it is an experienced and knowledgeable owner and operator of facilities and assets similar to the Business and will rely on its own expertise in conducting the Business from and after the Closing. Buyer covenants for the benefit of Seller to conduct the Business in material compliance with all applicable Laws from and after the Closing.

          5.3  Use of Certain Seller Trademarks.
	  _____________________________________

          (a) Subject to the terms of this Section 5.3, Seller hereby grants to Buyer a non-exclusive, non-transferable, non-sublicenseable right to use the trademarks set forth on SCHEDULE
5.3 (the "Seller Marks"). Buyer acknowledges and agrees that, other than as provided for in this Section 5.3, it is not obtaining any rights or licenses with respect to any name, marks, logo, trade dress or design owned by Seller or its Affiliates.
Buyer shall cease and shall cause the Company to cease any and all use of the Seller Marks as soon as practicable after the Closing Date, but not more than thirty days after the Closing
Date; PROVIDED, HOWEVER, that with respect to stationery, contracts, purchase orders, agreements and other business forms and writings which could result after the Closing Date in a legal commitment of Seller or any of its Affiliates, Buyer shall cease and shall cause the Company to cease within ten Business Days after the Closing Date any use of the Seller Marks.

         (b) Buyer may use the Seller Marks for the time period provided in Section 5.3(a) but only to the extent and in the manner used by the Company in connection with the Business as operated by the Company immediately prior to the Closing Date and any such use shall be in accordance with all applicable Laws, conform to at least the standards of quality prevailing in the Business as of the date hereof, and not be offensive, disparaging or misleading as to the origin or quality of the services provided in the Business. Any such use shall also be subject to Seller's trademark quality control and usage guidelines then in effect.
In no event may Buyer use the Seller Marks, directly or indirectly, in any way that would jeopardize, dilute or otherwise adversely affect the Seller Marks and Buyer shall not attack, dispute or challenge (nor aid or encourage others to do so)
Seller's exclusive right, title and interest in and to the Seller Marks, or the validity of the Seller Marks.

        (c) As soon as reasonably practicable, but in any event not later than ninety days after the Closing Date, Buyer shall cause the Company to change its corporate, popular, fictitious business, trade and domain names and any similar designations to new names that do not include a Seller Mark and are not similar in appearance, sound or commercial impression to a Seller Mark and thereafter shall not use and shall cause the Company not to use or include any of the Seller Marks or a name similar in appearance, sound or commercial impression to a Seller Mark as or in its corporate, popular, fictitious business, trade or domain name or in any similar designation.

          (d) Subject to the provisions of Sections 5.3(a) and (b) above, Buyer agrees, on behalf of itself and its Subsidiaries, not to use or seek to register any trade name, service mark, trademark or domain name that contains or is similar in appearance, sound or commercial impression to any of the Seller Marks. Buyer agrees, on behalf of itself and its Subsidiaries, that it will never directly or indirectly challenge, contest or call into question or raise any questions concerning the validity or ownership by Seller of any Seller Mark, any registration or application for registration of any Seller Mark or any domain name application or registration containing any Seller Mark.
Buyer agrees that nothing herein shall give Buyer or the Company any right to or interest in any Seller Mark except the right to use the same in accordance with the terms of this Agreement, and that any and all uses of the Seller Marks by Buyer or the Company and all goodwill arising therefrom shall inure to the benefit of Seller.

          5.4  Use of Certain Seller Patents
          __________________________________

          (a) Subject to the terms of this Section 5.4, Seller hereby grants to Buyer a non-exclusive, non-transferable, non-sublicenseable, royalty-free right under the patents set forth on
SCHEDULE 3.1(t) (the "Seller Patents"), solely in connection with operating, repairing and replacing the dust collection system and apparatus for automatically placing bags at the Tampa Grinding
Site or Port Manatee Site, until the expiration of the Seller Patents. Without limiting the foregoing, Buyer may only use the methods covered by the Seller Patents at the Tampa Grinding Site and the Port Manatee Site (or to any site in the same geographic region to which the Company's facilities may be relocated after the Closing in connection with the closing of an existing facility) and only to the extent and in the manner used by the Company in connection with the Business as operated by the Company immediately prior to the Closing Date in accordance with all applicable Laws. In no event may Buyer use the Seller
Patents, directly or
indirectly, in any way that would jeopardize, dilute or otherwise adversely affect the Seller Patents and Buyer shall not attack, dispute or challenge (nor aid or encourage others to do so) Seller's exclusive right, title and interest in and to the Seller Patents or the validity of the Seller Patents. The Company may transfer the license granted hereunder or issue a non-exclusive, non-transferable, non-sublicenseable, royalty-free sublicense to any Person that acquires substantially all the assets of the Tampa Grinding Site or the Port Manatee Site.

          (b) If Buyer commits any material breach of any of its obligations under this Section 5.4, Seller shall give Buyer written notice of such breach, specifying the nature of the breach. If within thirty (30) days from receipt of such notice Buyer has not cured such breach, Seller may terminate the license granted under this Section 5.4 upon ten (10) days' written notice to Buyer.

          (c) If any Party believes there has been any third party infringement related to the Seller Patents, such Party shall immediately notify the other Party and provide such information as is available to confirm such infringing activity. Seller shall have the right (but not the obligation) to take any action that it deems appropriate to terminate the infringing activity (including the initiation of legal proceedings, settlement discussions and/or sublicense negotiations), in which case Buyer shall provide Seller with all reasonable assistance in connection therewith (including being joined as a named party in any legal proceeding). Any damages received by Seller, Buyer or the Company in connection with any such actions shall be for the benefit of Seller and, to the extent not paid directly to Seller, shall be remitted promptly to Seller.

          5.5  Acknowledgment of Limitation of Warranties.
          _______________________________________________

          (a) Buyer is an informed and sophisticated participant in the transactions contemplated hereby and has undertaken such investigation as it has deemed necessary in connection with the execution, delivery and performance of this Agreement. Buyer hereby acknowledges and agrees that except as expressly set forth in this Agreement, the Stock, the Business and the assets and liabilities of the Company are transferred "AS IS," "WHERE IS"
AND, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES CONTAINED IN
SECTION 3.1, WITH ALL FAULTS AND WITHOUT ANY OTHER REPRESENTATION
OR WARRANTY OF ANY KIND OR NATURE WHATSOEVER, EXPRESS OR IMPLIED, ORAL OR WRITTEN, AND IN PARTICULAR, WITHOUT ANY IMPLIED WARRANTY
OR REPRESENTATION AS TO (A) CONDITION, VALUE, MERCHANTABILITY OR FITNESS OR SUITABILITY FOR ANY SPECIFIC PURPOSE AS TO ANY OF THE ASSETS OR PROPERTIES OF THE BUSINESS, (B) THE OPERATION OF THE BUSINESS BY BUYER AFTER THE CLOSING IN ANY MANNER OTHER THAN AS
USED AND OPERATED BY SELLER OR (C) THE PROBABLE SUCCESS OR PROFITABILITY OF THE OWNERSHIP, USE OR OPERATION OF THE BUSINESS
OR ASSETS OF THE COMPANY BY BUYER AFTER THE CLOSING.

          (b) Buyer acknowledges and agrees that except for the representations and warranties contained in Section 3.1 of this Agreement, neither Seller nor any of its Affiliates, officers, directors, employees, agents, representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Buyer, express or implied, at law or in equity, on behalf of Seller with respect to the Stock, the Business, the assets or liabilities of the Company, or otherwise, including with respect to any other information provided to Buyer, whether on behalf of Seller or such other Persons. Seller hereby disclaims any representation or warranty except for the representations and warranties contained in Section 3.1 of this Agreement whether by Seller, or any of its Affiliates, officers, directors, employees, agents, representatives or any other Person, notwithstanding the delivery or disclosure to Buyer or any of its officers, directors, employees, agents or representatives or any other Person of any documentation or other information by Seller or any of its Affiliates, officers, directors, employees, agents, representatives or any other Person. In furtherance of the foregoing, Buyer acknowledges and agrees that no Action may be brought by or on behalf of Buyer or any other Person against Seller or any other Person, and neither Seller nor any other Person will have or be subject to any liability or indemnification obligation to Buyer or any other Person, based on representations and warranties other than the representations and warranties contained in Section 3.1 of this Agreement or resulting from the distribution to Buyer, or Buyer's use of, any information provided to Buyer, including any information, projections, documents or material made available to Buyer at any time in certain "data rooms," management presentations, "break-out" discussions, responses to questions submitted on behalf of Buyer, whether orally or in writing, or in any other form in expectation or furtherance of the transactions contemplated by this Agreement.

          5.6  Insurance Matters.
	  ______________________

          Buyer acknowledges and agrees that, from the Closing Date, neither Buyer, the Company, the assets and operations of the Company, nor the directors, officers, and employees of the Company (including the Company Employees) will be covered under any property/casualty insurance policies (including workers' compensation policies) maintained by Seller or its Affiliates.

          5.7  Noncompetition and Nonsolicitation
	  _______________________________________

          (a) Seller hereby agrees that for the period beginning as of the Closing Date and continuing up to and including the fifth anniversary of the Closing Date (the "Noncompete Period"), Seller shall not, and shall not cause or permit any of its Affiliates to, (i) engage in a Competing Business in the Territory or (ii) have any direct or indirect interest, whether as an investor, lender, partner, stockholder, trustee or consultant, in, or provide substantial assistance to, any corporation, partnership or other business entity or enterprise (wherever located) which engages in a Competing Business in the Territory; provided that in the event the Option is not exercised nothing herein shall, for the avoidance of doubt, restrict the ownership of the Tampa Terminal Facility by Seller or any of its Affiliates or the operation of the Tampa Terminal Facility by any Person other than Seller or any of its Affiliates; and provided further that nothing herein shall restrict the ability of Seller or any of its Subsidiaries from engaging in the following activities during the Noncompete Period:

               (1) sales of Portland cement and slag into the Territory from the terminal located in Jacksonville, Florida, in an amount not to exceed 25,000 short tons in the first year of the Noncompete Period, 25,000 short tons in the second year of the Noncompete Period, 50,000 short tons in the third year of the Noncompete Period, 50,000 short tons in the fourth year of the Noncompete Period or 75,000 short tons in the fifth year of the Noncompete Period; or

              (2) the ownership of capital stock or other equity interests of any Person (wherever located) which engages in a Competing Business if (a) such capital stock or other equity interests are publicly traded, and (b) Seller, directly or indirectly, is the beneficial owner of not more than five percent (5%) of such Person's outstanding capital stock or other equity interests, so long as Seller does not control such Person; or

              (3) the acquisition and continued operation of any Person or assets or business (wherever located) which conducts, participates or engages in, or owns or has an interest in a Competing Business.

          (b) During the period beginning as of the Closing Date and continuing up to and including the first anniversary of the Closing Date (the "Nonsolicitation Period"), Seller shall not, and shall not cause or permit any of its Subsidiaries or their executive officers to, solicit for employment with Seller or any of its Subsidiaries any Person then employed by the Company or Buyer and who was also employed by the Company or Buyer on the Closing Date; provided, however, that the foregoing shall not restrict or preclude Seller or its Subsidiaries or their executive officers from making generalized searches for employees by use of advertisements in the media (including trade media and the internet) or by engaging search firms which are not focused on employees of the Company or Buyer.

          (c) Notwithstanding anything in this Section 5.7 to the contrary, if at any time a court holds that the restrictions stated in Section 5.7(a) or Section 5.7(b) are unreasonable or otherwise unenforceable under circumstances then existing, the Parties agree that the maximum period, scope or geographical area determined to be reasonable under such circumstances by such court will be substituted for the stated period, scope or area. Seller acknowledges and agrees that money damages may not be an adequate remedy for any breach or threatened breach of the provisions of Section 5.7(a) or Section 5.7(b) and that, in such event, Buyer or its successors or assigns may, in addition to any other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance, injunctive and/or other relief in order to enforce or prevent any violations of the provisions of this Section 5.7). Any injunction shall be available without the posting of any bond or other security. In the event of a violation by Seller of any of the provisions of this Section 5.7 (as finally determined by a court of competent jurisdiction), the Noncompete Period or Nonsolicitation Period, as the case may be, will be tolled until such violation ceases. Seller agrees that the restrictions contained in this Section 5.7 are reasonable in all respects.

          5.8  Certain Bagging Arrangements
	  _________________________________

          During the period beginning as of the Closing Date and continuing up to and including the second anniversary of the Closing Date, Seller shall not, and shall not cause or permit any of its Subsidiaries to (i) sell Portland cement (Type I or Type
II) in Miami-Dade County in bag form or (ii) enter into any arrangement with Rinker Group Limited or any of its Subsidiaries (a "Rinker Entity") to have a Rinker Entity sell, in Miami-Dade County, Portland cement (Type I or Type II) manufactured by a Rinker Entity using bags that employ a trademark or tradename with the name `Lafarge' on it; provided that the foregoing shall not limit any operations of Seller or its Subsidiaries in the event that Seller or one of its Subsidiaries acquires all or part of any Rinker Entity that sells Portland cement in Miami-Dade County.

          5.9  Financial Statements
	  _________________________

          Upon Buyer's request, Seller shall, and shall cause its independent accountants to, reasonably cooperate with Buyer and the Company (and Buyer's independent accountants and internal accountants) in the preparation of any audited financial statements of the Company for any annual period, and unaudited financial statements of the Company for any interim period, ending on or after the Closing Date but including any annual or interim periods commencing before the Closing Date, it being acknowledged that the cost of the accounting firm preparing and certifying such financial statements shall be borne by Buyer.

          5.10 Option to Purchase Tampa Terminal Facility
          _______________________________________________

          (a) Seller hereby grants to Buyer an irrevocable option (the "Option") to purchase the Tampa Terminal Facility. The Option shall be exercisable at any time between the Closing Date until and including the sixtieth day after the Closing Date. From the date hereof until the end of the period during which the Option is exercisable, Seller shall not directly or indirectly sell, assign, transfer, pledge, encumber or otherwise dispose of, or enter into any contract with respect to the sale, assignment, transfer, pledge or other disposition of, of the Tampa Terminal Facility. The Option shall be exercisable for an exercise price of U.S.$10.00 (the "Exercise Price"). The Option may be exercised on only one occasion. The exercise of the Option shall be effected by Buyer executing and delivering to Seller a notice indicating its desire to exercise the Option, which notice shall indicate the date, time and place of the closing, which shall be no less than five (5) Business Days nor more than ten (10) Business Days after the date such notice is received by Seller.
At the closing of the purchase of the Tampa Terminal Facility, Buyer will pay to Seller in immediately available funds an amount equal to the Exercise Price. Simultaneously with the delivery of the Exercise Price, Seller will deliver to Buyer or its designee a special warranty deed with respect to the Tampa Terminal
Facility conveying the Tampa Terminal Facility to Buyer or its designee free and clear of Liens securing indebtedness for borrowed money.

          (b) Buyer hereby acknowledges that the representations and warranties of Seller in this Agreement do not relate, expressly or by implication, to the Tampa Terminal Facility, which, for purposes of this Agreement, is not part of the Business or the assets or liabilities of the Company.

          (c) Buyer hereby acknowledges and agrees that if the Option is exercised, the Tampa Terminal Facility will be transferred "AS
IS," "WHERE IS" AND WITH ALL FAULTS AND WITHOUT ANY
REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE WHATSOEVER,
EXPRESS OR IMPLIED, ORAL OR WRITTEN, AND IN PARTICULAR, WITHOUT
ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, VALUE,
MERCHANTABILITY OR FITNESS OR SUITABILITY FOR ANY SPECIFIC
PURPOSE AS TO THE TAMPA TERMINAL FACILITY.

          (d) Subject to applicable Laws, Seller shall authorize and permit Buyer and its representatives to have reasonable access during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of the businesses of Seller or its Affiliates or the operations or functioning of any systems located at the Tampa Terminal
Facility, to the Tampa Terminal Facility from and after the date of this Agreement until the earlier of (i) the purchase of the Tampa Terminal Facility pursuant to the Option or (ii) the expiration of the time period to exercise the Option. All requests for access shall be made to such of Seller's representatives as Seller shall designate, who shall be solely responsible for coordinating and shall coordinate all such requests and all access permitted hereunder. Seller reserves the right to condition such access on being afforded the right to accompany Buyer or its representatives during its access to the Tampa Terminal Facility. Subject to the foregoing, Buyer shall be entitled to conduct or cause to be conducted (at its expense) such non-invasive assessments, audits and tests and such structural and other physical inspections as Buyer shall deem necessary or useful in connection with its acquisition of the Tampa Terminal Facility. In conducting its testing and inspection, Buyer and its representatives shall comply with all applicable Laws, maintain customary and appropriate insurance coverage, not unreasonably interfere in the conduct of the businesses of Seller or its Affiliates and restore the property to its condition prior to such tests or inspections. Buyer shall indemnify and hold Seller harmless for any losses incurred by Seller or its Affiliates, arising out of the testing or inspection by Buyer and its representatives, including the failure to comply with the immediately preceding sentence.

                           ARTICLE VI
             EMPLOYEES AND EMPLOYEE BENEFIT MATTERS
	     ______________________________________

          6.1  Employee and Employee Benefit Matters.
          __________________________________________

          (a) Effective as of the Closing Date, the Company shall assume and be solely responsible for any and all obligations of Seller under the collective bargaining agreement with Allied-Industrial, Chemical and Energy Workers (PACE) International Union and Local 3-0130 (the "Union"), which covers those Company Employees represented by the Union; provided, however, that nothing contained in this Section 6.1(a) shall be deemed to limit the representations and warranties of Seller in Article III hereof.

          (b) Effective as of the Closing Date, the Buyer shall establish or make available (i) for those Company Employees who are represented by the Union, a defined benefit pension plan (the "Buyer DB Plan") that is substantially similar to the Lafarge
North America Inc. Pension Plan for Hourly Compensated Employees (Tampa) (the "Seller DB Plan") and a defined contribution plan
(the "Buyer Union DC Plan") as required pursuant to the collective bargaining agreement with the Union (the "Seller DC Plan"), and (ii) for those Company Employees who are not represented by the Union, a defined contribution plan that provides benefits that are substantially similar to those benefits provided to employees of the Buyer and its Affiliates under the Florida Rock Industries, Inc. Profit Sharing and
Deferred Earnings Plan or such other defined contribution plan of Buyer, the Company or its Affiliates that provides benefits to similarly situated employees of the Buyer and its Affiliates (the "Buyer DC Plan"). The Buyer DB Plan and the Buyer Union DC Plan shall provide service credit to each Company Employee represented by the Union equal to the service that was credited to the Company Employee under the Seller DB Plan or Seller DC Plan, as applicable, for purposes of eligibility, vesting, level of benefits, and benefit accrual; provided, however, that benefits accrued for each Company Employee under the Buyer DB Plan shall be reduced by the benefits accrued as of the Closing Date for such Company Employee under the Seller DB Plan. Seller shall provide to Buyer within 60 days following the Closing Date a schedule of benefits accrued by the Company Employees as of the Closing Date under the Seller DB Plan, which schedule shall comply with the terms of the collective bargaining agreement as of the Closing Date. The Buyer DC Plan shall provide service credit to each Company Employee equal to the service that was credited to the Company Employee under the Lafarge North America Inc. Thrift Savings Plan for purposes of eligibility and vesting. Buyer agrees to provide or cause the Company to provide on an annual basis to each Company Employee listed on SCHEDULE 6.1(b) completing a full year of employment a profit sharing contribution or substantially similar benefit that, when combined with the discretionary profit sharing contribution that is made for such employee under a tax-qualified defined contribution plan of the Buyer or an ERISA Affiliate, is equal to at least 14 percent of such Company Employee's total compensation during each year of employment with the Company or its Affiliates. Seller agrees to provide Buyer with such information as may be reasonably necessary to determine the service to be credited to the Company Employees in accordance with this Section 6.1(b). Seller shall take all such action as may be necessary and appropriate to fully vest the Company Employees in their accrued benefits under the Seller DB Plan and the Lafarge North America Inc. Retirement Plan and their account balances under the Seller
DC Plans as of the Closing Date.

          (c) With respect to those Company Employees not represented by the Union, for a period of one year following the Closing Date, Buyer shall provide or cause the Company to provide each such Company Employee with an annual salary or hourly wage that is at least equal to such employee's annual salary or hourly wage with the Company immediately prior to the Closing Date, which annual salary or hourly wage is set forth on SCHEDULE 3.1(j)(1), and, except as provided in Section 6.1(b), with employee benefit plans, programs and policies and fringe benefits that are substantially comparable to those employee benefit plans, programs and policies and fringe benefits that the Buyer provides to similarly situated employees. With respect to those Company Employees represented by the Union, the wages, benefits and other terms and conditions of employment shall be governed by the terms of the collective bargaining agreement covering such employees. Effective as of the Closing Date, all Company Employees shall cease to participate in and accrue benefits under Seller's and its ERISA Affiliates' Employee Plans. Except as provided in
Sections 6.1(b) and 6.1(c) or in any collective bargaining agreement, nothing contained in this Agreement shall be deemed to limit Buyer's right to terminate any Company Employee in Buyer's discretion at any time or alter the terms and conditions of employment of any Company Employee; provided, however, that the Company shall not involuntarily terminate the employment of any of the Company Employees not represented by the Union for at least six months after the Closing Date, except for cause.

          (d) From and after the Closing Date, Buyer shall cause the service of each Company Employee with the Company and its ERISA Affiliates prior to the Closing Date to be recognized for purposes of eligibility, vesting, level of benefits, and benefit accrual (including level of benefits and benefit accrual under any vacation and severance pay plans, policies or arrangements), under each compensation, vacation, fringe or other welfare benefit plan, program or arrangement of Buyer, the Company or any of their ERISA Affiliates (collectively, the "Company Benefit Plans") in which any Company Employee is or becomes eligible to participate. From and after the Closing Date, with respect to each Company Benefit Plan that is an "employee welfare benefit plan" as defined in Section 3(1) of ERISA in which any Company Employee is or becomes eligible to participate, Buyer shall cause each such Company Benefit Plan to (i) waive all limitations as to pre-existing conditions, waiting periods and exclusions with respect to participation and coverage requirements applicable under such Company Benefit Plan to the same extent that such pre-existing conditions, waiting periods and exclusions would not have applied or would have been waived under the corresponding Employee Plan in which such Company Employee was a participant immediately prior to his commencement of participation in such Company Benefit Plan and (ii) provide each Company Employee with credit for any co-payments and deductibles paid by such Company Employee in the plan year in which the Closing occurs in satisfying any applicable co-payment or deductible requirements under such Company Benefit Plan for the applicable plan year.

          (e) As soon as reasonably practicable after the Closing Date, with respect to each Company Employee who is a participant in a Seller DC Plan, Seller shall (i) provide each such employee with the right to receive a distribution of such employee's vested interest under the applicable Seller DC Plan and an election to roll over such employee's vested interest in the applicable
Seller DC Plan to a Buyer DC Plan in accordance with Section 402 of the Code, and (ii) cause the trustee of the applicable Seller
DC Plan to roll over the vested interest which the Company
Employee elects to roll over to a Buyer DC Plan. Buyer shall take or cause the Company to take all such action as may be necessary or appropriate (including amending the Buyer DC Plans if necessary) to permit the Company Employees to roll over their vested interests in the Seller DC Plans to a Buyer DC Plan.
Buyer will cooperate or cause the Company to cooperate with Seller in providing information to the Company Employees regarding rollovers of their interests from the applicable Seller
DC Plan to a Buyer DC Plan.

         (f) Seller's welfare benefit plans applicable to the Company Employees shall be responsible for all claims incurred by the Company Employees prior to the Closing Date. The Company Benefit Plans applicable to the Company Employees shall be responsible for all claims incurred by the Company Employees on and after the Closing Date. A claim shall be deemed to have been incurred when the medical or other service giving rise to the claim is performed, except that in the case of death, a claim shall be deemed to have been incurred on the date of death and in the case of disability, with the first occurrence of the injury or illness resulting in the disability. The Company Employees receiving disability benefits as of the Closing Date shall continue to receive benefits from plans sponsored by Seller while the disability continues or until their eligibility otherwise expires as provided in such plans.

          (g) Buyer shall be responsible and liable for providing the appropriate notices and "continuation coverage" benefits on or after the Closing Date under Buyer's group health plans to all Company Employees and "qualified beneficiaries" of those employees, for whom a "qualifying event" occurs on or after the Closing Date. Seller shall be responsible and liable for providing the appropriate notices and "continuation coverage" benefits under Seller's group health plans (i) for any "qualifying event" which occurs prior to the Closing Date, and
(ii) to those employees of the Company who will be transferred to employment with Seller or an Affiliate on or prior to the Closing
Date as separately identified on SCHEDULE 3.1(j)(1) and "qualified beneficiaries" of such employees, for whom a "qualifying event" occurs on or after the Closing Date. The terms "continuation coverage," "qualified beneficiaries" and "qualifying event" shall have the meaning ascribed to them under
Section 4980B of the Code and Sections 601 through 608 of ERISA and the regulations thereunder.

                           ARTICLE VII
                           TAX MATTERS
			   ___________

          7.1  Tax Returns.
	  ________________

          All Tax Returns for all taxable periods ending on or before the Closing Date ("Pre-Closing Taxable Periods") and for all taxable periods that include but do not end on the Closing Date, but including for this purpose with respect to federal income and state and local combined, consolidated and unitary corporate income Tax Returns the final taxable year of the Company for federal income tax purposes ("Straddle Periods"), filed after the Closing Date, shall be filed on a timely basis (including extensions) by the party responsible for such filing under this Article VII. The party responsible under this Article VII for such preparation shall make all decisions relating to the preparation of Tax Returns (subject to any Party's rights to review such Tax Returns as are provided in this Article VII).

          (a)  Pre-Closing Tax Returns.
	       _______________________

               (1) CONSOLIDATED, COMBINED AND UNITARY RETURNS. Seller's consolidated federal income and state and local combined, consolidated and unitary corporate income Tax Returns required to be filed for Pre-Closing Taxable Periods and not filed on or before the Closing Date shall be prepared and filed by Seller, and Buyer on behalf of itself and the Company hereby irrevocably designates Seller as its agent to take any and all actions necessary or incidental to the preparation and filing of such Tax Returns. To the extent such Tax Returns relate to the Company, Seller agrees to provide Buyer with pro forma separate Tax
Returns for the Company for the portion of such Straddle Periods ending on the Closing Date no less than thirty days before such Tax Returns are required to be filed.

               (2) OTHER RETURNS. All other Tax Returns for Pre-Closing Taxable Periods not described elsewhere in this
Section 7.1(a), including separate state Tax returns, local Tax returns and payroll Tax returns ("Other Tax Returns") required to be filed for all Pre-Closing Taxable Periods and not filed on or before the Closing Date shall be prepared and filed by Seller, and Buyer on behalf of itself and the Company hereby irrevocably designates Seller as its agent to take any and all actions necessary or incidental to the preparation and filing of such Other Tax
Returns. To the extent such Tax Returns relate to the Company, Seller agrees to provide Buyer with such Tax Returns as soon as is practicable.

          (b)  Straddle Period Tax Returns.
               ___________________________

               (1) CONSOLIDATED, COMBINED, AND UNITARY RETURNS. Seller's consolidated federal income and state and local combined, consolidated and unitary corporate income Tax Returns, including all amended Tax Returns, required to be filed for all Straddle Periods shall be prepared and filed by Seller. Seller agrees to provide the Company with a copy of draft "stand alone" portions of each Tax Return described in the first sentence of this
Section 7.1(b)(1) relating solely to the Company and each of its Subsidiaries no later than ten (10) Business Days before the relevant Tax Return is due (taking into account extensions), and Seller shall, subject to its reasonable judgment, incorporate thereon any reasonable comments timely provided in writing by the Company. Buyer on behalf of itself and the Company hereby irrevocably designates Seller as its agent to take any and all actions necessary or incidental to the preparation and filing of such Tax Returns. To the extent such Tax Returns relate to the Company, Seller agrees to provide Buyer with pro forma separate Tax Returns for the Company for the portion of such Straddle Periods ending on the Closing Date no less than thirty days before such Tax Returns are required to be filed. To assist Seller in the preparation of such Tax Returns, Buyer shall provide, or shall cause the Company to provide, to Seller by the last day of such Straddle Period any information reasonably requested by Seller to prepare such Tax Returns.

               (2) OTHER RETURNS. All Other Tax Returns, include all amended Other Tax Returns, that are required to be filed for Straddle Periods shall be prepared and filed by Buyer. Buyer agrees to provide Seller with a copy of a draft of each such Other Tax Return no later than ten (10) Business Days before the relevant Other Tax Return is due (taking into account extensions), and Buyer shall, subject to its reasonable judgment, incorporate thereon any reasonable comments timely provided in writing by Seller. To assist Buyer in the preparation of such Tax Returns, Seller shall provide within a reasonable period of time any information in Seller's possession reasonably requested by Buyer to prepare such Tax Returns.

          (c)  Post-Closing Tax Returns.
               ________________________

          The filing of all Tax Returns for periods beginning after the Closing Date ("Post-Closing Taxable Periods") shall be
(i) the responsibility of Seller if such Tax Returns relate solely to a member or members of the Seller Affiliated Group or their respective assets or businesses, and (ii) the responsibility of Buyer if such Tax Returns relate solely to the Company or a member or members of the affiliated or combined group to which the Company belongs, if any, after the Closing Date or their respective assets or businesses. Buyer shall cause the Company to file income Tax Returns or shall include the Company in its combined or consolidated income Tax Returns for all periods other than periods ending on or before the Closing Date.

          7.2  Tax Liabilities
          ____________________

          (a)  Pre-Closing Taxable Period Tax Liabilities.
               __________________________________________

               (1) PRE-CLOSING TAXABLE PERIOD CONSOLIDATED, COMBINED AND UNITARY INCOME TAX LIABILITIES. Seller shall be liable for and shall pay, on a timely basis, all Taxes due with respect to the consolidated federal income and state and local combined, consolidated and unitary corporate income Tax liability for all Pre-Closing Taxable Periods of the Seller Affiliated Group.

               (2)  PRE-CLOSING TAXABLE PERIOD LIABILITIES FOR
OTHER TAXES. All Taxes (a) due with respect to Other Tax Returns or (b) with respect to which Tax Returns are either (i) not required or (ii) not filed ("Other Taxes") for Pre-Closing Taxable Periods shall be paid, on a timely basis, by Seller, to the extent not accrued in Final Adjusted Working Capital.

          (b)  Straddle Period Tax Liabilities.
               _______________________________

               (1) STRADDLE PERIOD CONSOLIDATED, COMBINED, AND UNITARY INCOME TAX LIABILITIES. Seller shall pay, on a timely basis, all Taxes due with respect to the consolidated federal income and the state and local combined, consolidated and unitary corporate income Tax liability for all Straddle Periods of the Seller Affiliated Group (including any deferred items triggered into income under Treasury Regulations Section 1.1502-1 and any excess loss account taken into income under Treasury Regulations
Section 1.1502-19). After the Closing Date, Seller shall timely pay all amounts payable in respect of the Seller Affiliated Group's quarterly estimated federal income Tax payments for the portion of all Straddle Periods ending on the Closing Date. Seller shall make all calculations and determinations required to be made pursuant to this Section 7.2(b)(1) on a basis reasonably consistent with prior years. The amount of consolidated federal income and the state and local combined, consolidated and unitary corporate income Taxes to be allocated to Seller and the Company pursuant to this Section shall be determined on a "closing of the books" basis. All determinations with respect to Tax liabilities and Tax payments to be made hereunder shall be made in accordance with all Tax Returns to be filed.

               (2) STRADDLE PERIOD OTHER TAXES. In the case of all Other Taxes that are due with respect to Other Tax Returns filed by Buyer for Straddle Periods, Buyer shall pay, on a timely basis, all such Taxes, and Seller hereby assumes and agrees to pay to Buyer its "allocable share" (as herein defined) of all such Taxes for all Straddle Periods, to the extent not accrued in Final Adjusted Working Capital, and Buyer hereby assumes and agrees to pay to Seller any overpayments by the Company or the Company's share of any refunds or similar amounts. The "allocable share" of such Other Taxes for which Buyer or Seller is responsible shall be calculated by Seller and (x) if such Other Taxes relate to income or gross receipts Taxes of the Company shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and (y) for all Other Taxes subject to this
Section 7.3(b)(2) not described in clause (x) of this sentence shall be deemed to be the amount of such Tax for the entire
Taxable Period multiplied by a fraction the numerator of which is the number of days in the Taxable Period ending on the Closing
Date and the denominator of which is the number of days in such Straddle Period. The amount of such Other Taxes borne by Seller shall be the amount allocated to the portion of the Straddle
Period ending on the Closing Date. All determinations with respect to Tax liabilities and Tax payments to be made hereunder shall be made in accordance with all Tax Returns to be filed.

          (c)  Support for Allocations of Tax Liabilities.
	       __________________________________________

          Notwithstanding anything to the contrary in this
Section 7.2, whenever any Party is required to make any of the calculations or determinations referred to therein, such Party shall provide the other Party with (i) copies of any material calculations or determinations as soon as is practicable after such calculations or determinations have been made, and prior to the applicable Tax Returns being filed, sufficient to enable the other Party to verify mathematical accuracy and (ii) if requested by the other Party, access during reasonable business hours to copies of any Tax Returns, reports or other statements sufficient to enable the other Party to verify that treatment is reasonably consistent with prior years.

          7.3  Redetermined Tax Liabilities, Refunds and Carrybacks
	  _________________________________________________________

          (a)  Pre-Closing Tax Returns.
	       _______________________

          In the case of any Final Determination regarding a Tax Return for a Pre-Closing Taxable Period, any Tax Deficiency shall be paid to the appropriate taxing authority by, and any Tax Refund received from the appropriate taxing authority shall be paid to, Seller, and if any such Tax Refund is received by the Company or Buyer, Buyer shall forward any such Tax Refund to Seller within ten days after receipt thereof.

          (b)  Post-Closing and Straddle Period Tax Returns.
	       ____________________________________________

          Buyer shall pay all Taxes and shall be entitled to receive and retain all refunds of Taxes resulting from a Final Determination with respect to periods beginning after the Closing Date (including the portion of any Straddle Periods which begin after the Closing Date, for which payment of any such Taxes resulting from a Final Determination shall be paid directly to Seller) that are attributable to the Business. Except in the case of Tax Returns that include the Company and not the Seller Affiliated Group, all calculations and determinations required to be made pursuant to this Section shall be made by Seller in good faith and on a basis reasonably consistent with prior years, but only in accordance with all Tax Returns to be filed.

          (c)  Refunds.
               _______

          Any Tax Refund (including any interest with respect thereto) relating to the Company for any Pre-Closing Taxable Period or a Straddle Period, including any Tax Refund resulting from the carryback by Seller of any Tax Item arising after the Closing Date to a Pre-Closing Taxable Period or a Straddle Period, shall be for the account of Seller, and Buyer shall promptly pay over to Seller any such Tax Refund that it or the Company receives, provided however that any Tax Refund included in the Closing Date Statement shall be for the account of Buyer and if paid to Seller shall be paid over promptly to Buyer. Except as provided in the prior sentence, any Tax Refund resulting from any Tax Item arising after the Closing Date (including items allocated to the portion of the Straddle Period occurring after the Closing Date) shall be for the account of Buyer. All determinations with respect to any such Tax Refund resulting from the carrybacks shall be made in accordance with all Tax Returns to be filed.

          (d)  Treatment of Payments.
	       _____________________

          Any payments made under Sections 7.2 or 7.3 by one of the Parties to the other Party shall be treated by each of the Parties as satisfaction of liabilities of such paying Party and shall not be subject to any gross-up or additional payment.

          7.4  Consolidated Return Liability.
          __________________________________

          Seller agrees to indemnify Buyer from and against (and to pay) any Tax that might be asserted against the Company and that results, arises or relates to Taxes of the Company under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law).

          7.5  Indemnity for Breach.
	  _________________________

          Buyer shall be liable for and shall indemnify, defend and hold harmless Seller and each of its directors, officers, employees, Affiliates, agents and assigns (the "Seller Group") from and against any Indemnifiable Losses as a result of the breach by Buyer or any Affiliate thereof (including, following the Closing, the Company) of any covenant or agreement under this
Article VII. Buyer shall hold the Seller Group harmless from and against, any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of the Company or any member of any Affiliated Group of which Buyer is a member for all Post-Closing Taxable Periods and the portion beginning on or after the Closing Date for the Straddle Tax Period and (ii) any and all Taxes of any Person (other than the Company) imposed on the Company or Seller as a transferor or predecessor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring at or after the Closing. Seller shall indemnify the Company and Buyer and any of its directors, officers, employees, agents, Affiliates, and assigns (the "Buyer Group") and hold them harmless from and against, any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of the Company or any member of the Seller Affiliated Group for all Pre-Closing Taxable Periods and the portion through the beginning of the Closing Date for the Straddle Tax Period and (ii) any and all Taxes of any Person (other than the Company) imposed on the Company or Buyer as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing (except to the extent that Taxes are accrued for in Final Adjusted Working Capital). Seller shall be liable for and shall indemnify, defend and hold harmless the Buyer Group from and against any Indemnifiable Losses as a result of the breach by a member of the Seller Affiliated Group or any Affiliate thereof of any covenant or agreement under this Article VII.

          7.6  Notice of Indemnity Issue.
          ______________________________

          Whenever a Party becomes aware of the existence of an issue that could increase the liability for any Tax of the other Party or any Affiliate thereof or require a payment hereunder, such Party shall in good faith promptly give notice to such other Party of such issue. The failure of a Party to give the notice required under the immediately preceding sentence shall not relieve such Party of its obligations under this Article VII except to the extent the Party obligated to provide indemnification or its Affiliate is actually materially prejudiced by such failure to give notice.

          7.7  Audit Matters.
          __________________

          The Party having the responsibility for filing a Tax Return (the "Responsible Party") shall have primary responsibility for conducting the audit of such Tax Return, and shall have primary responsibility for conducting any subsequent litigation relating thereto. To the extent that such Tax Return relates to or reasonably could have an effect on any Pre-Closing Taxable Period, Straddle Period, or Post-Closing Taxable Period of the other Party (the "Other Party"), such Other Party shall have the right, directly or through its designated representatives, to review in advance and comment upon all submissions made in the course of such audits, appeals, or litigation and to be present at, directly or by its representatives, all conferences, meetings or proceedings with any taxing authority, and all appearances before any court, the subject matter of which is or includes an item for which the Other Party could be liable under this Agreement. In addition, if the disposition, resolution or compromise of such audit or appeal will or might reasonably be expected to result in the Other Party having an increased Tax liability, or any other adverse Tax consequence, for any period beginning after the Closing Date, the Other Party shall have the right, exercisable within ten days of its receipt of notice of a proposed disposition of the audit or appeal, to veto the disposition of any audit adjustment with respect to such periods, such veto not to be unreasonably exercised. Each Party shall bear its own expenses of participation in such audits, appeals, or litigation. If the Responsible Party declines to defend any matter provided for in this Section 7.7, the Other Party has the right to pay, compromise or contest the matter, and the Responsible Party shall bear the Responsible Party's share of costs as determined in this
Section 7.7 in those actions.

          7.8  Cooperation and Exchange of Information.
	  ____________________________________________

          Buyer on behalf of itself and the Company agrees to provide Seller with such cooperation and information as Seller shall reasonably request in connection with the preparation or filing of any Tax Return or claim for refund not inconsistent with this Agreement or in conducting any audit or other proceeding in respect to Taxes. Seller, on behalf of itself and each member of the Seller Affiliated Group, agrees to provide Buyer with such cooperation and information as Buyer shall reasonably request in connection with the preparation of any Tax Return or claim for refund not inconsistent with this Agreement or in conducting any audit or other proceeding in respect of Taxes. The cooperation and information contemplated in the two previous sentences shall include designation of an officer of Seller, Buyer, and the Company for the purpose of signing Tax Returns, receiving and cashing refund checks and defending audits as well as promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any taxing authority which relate to the Seller Affiliated Group or the Tax Returns hereunder, and providing copies of all relevant Tax Returns, together with related schedules and workpapers, documents relating to rulings or other determinations by taxing authorities, including foreign taxing authorities, and records concerning the ownership and Tax basis of property, which either Party may possess. The Parties shall take all actions necessary to establish Seller as the sole agent for Tax purposes of each member of the Seller Affiliated Group with respect to all combined, consolidated and unitary Tax Returns for Pre-Closing Taxable Periods and all Straddle Periods as the common parent of the Seller Affiliated Group, and as the sole agent for Tax purposes of the Company for all Tax Returns of the Company for Pre-Closing Taxable Periods and all Straddle Periods. Seller shall and Buyer shall, and shall cause the Company to, make their employees and facilities available on a mutually convenient basis to provide explanation of any documents or information provided hereunder, without charge to Seller, Buyer or the Company, as the case may be.

          7.9  Section 338(h)(10) Election.
	  ________________________________

          (a) At Buyer's option, each of Seller and Buyer shall make an election under Section 338(h)(10) of the Code (and any corresponding provisions of state, local or foreign law)
(collectively, a "Section 338(h)(10) Election") with respect to the purchase and sale of the Company.

          (b) If Buyer shall determine that a Section 338(h)(10) Election be made, as soon as practicable after the Closing Date, but in no event later than sixty (60) days after the Closing Date, Buyer shall deliver to Seller a written notice of its intention to file the Section 338(h)(10) Election, specifying that the Section
338(h)(10) Election shall be made with respect to the Company. Seller and Buyer agree to allocate the Purchase Price hereunder and the respective liabilities of the Company among the respective assets of the Company in accordance with Code Section
338 and Treasury Regulations thereunder (and any comparable provisions of state and local law, as appropriate (the
"Allocation"). Buyer shall be responsible for determining and preparing the Allocation and shall submit the Allocation to Seller for its approval no later than 120 days prior to the date the forms and documents required in connection with the Section
338(h)(10) Election are required to be filed; provided that, if Seller does not object within 30 days after its receipt of the Allocation from Buyer, such Allocation shall be treated as the agreed final Allocation. If Seller objects to the Allocation by delivering written notice to Buyer within 30 days after Seller's receipt thereof, Buyer and Seller shall work in good faith and use their commercially reasonable efforts to agree on an Allocation; provided that, if Buyer and Seller cannot, within 30 days, agreed on an Allocation, all items of such Allocation on which the Parties do not mutually agree shall be promptly (within
10 days) submitted to the Accounting Firm for resolution within 10 days of submission thereto, which resolution shall be made based solely upon the submissions made by Buyer and Seller, and not upon an independent determination by the Accounting Firm, and Buyer and Seller shall each pay one-half of the fees and expenses of the Accounting Firm. Buyer and Seller shall report, act and file in all respects and for all purposes in a manner consistent with the Allocation, unless otherwise required by Law.

          (c) Buyer shall be responsible for the preparation of all forms and documents required in connection with the Section 338(h)(10) Election. Promptly after the Allocation been agreed to by Seller or the Allocation has been finally determined by the Accounting Firm, Buyer shall provide Seller with copies of (A) federal Forms 8023 and 8883, (B) all attachments or supplements required to be filed therewith pursuant to applicable treasury regulations and instructions and (C) any comparable forms and attachments with respect to any applicable state, local or foreign elections included as part of the Section 338(h)(10) Election, in each case reflecting the agreed upon calculations for its approval, such approval not to be unreasonably withheld or delayed, provided that such forms and attachments are consistent with the Allocation, unless otherwise required by Law. Subject to Seller's approval pursuant to the immediately preceding sentence, Seller shall execute and deliver to Buyer within five (5) days of receipt by Seller of such documents or forms as are required properly to complete the Section 338(h)(10) Election. Buyer shall be responsible for the preparation of all necessary amendments, corrections or supplements to any such documents or forms. Buyer shall be responsible for filing the original Forms 8023 and 8883, with all attachments or supplements, and any comparable state, local or foreign forms. Seller shall attach a copy of Forms 8023 and 8883 to its consolidated federal income tax return for the taxable year of Seller that includes the Closing Date and shall otherwise comply with relevant filing requirements applicable to it.

          (d) Seller shall pay any federal, state, local or foreign Tax attributable to the making of the Section 338(h)(10) Election and shall indemnify Buyer and the Company against any losses arising out of any failure to pay such Tax. Seller shall also pay any state, local or foreign Tax and shall indemnify Buyer and the Company against any losses arising out of any failure to pay such
Tax) attributable to an election under state, local or foreign
Law similar to the election available under Section 338(g) of the Code with respect to the purchase and sale of the stock of the Company hereunder. Without limiting the generality of this
Section 7.9, (i) Buyer and Seller shall cooperate fully with each other and make available to each other such Tax data and other information as may reasonably be required by either of them in connection with (A) the timely filing of all such documents or forms as are required properly to complete the Section 338(h)(10) Election, and (B) preparation of the Allocation, and Buyer and Seller shall file any Tax Returns and other governmental filings on a basis consistent with such Allocation.

          7.10 Record Retention.
          _____________________

          Buyer and Seller agree (A) to retain all books and records with respect to Tax matters and pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and
(B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Buyer or Seller, as the case may be, shall allow the other Party to take possession of such books and records.

          7.11 Tax Sharing Agreements.
	  ___________________________

          All Tax sharing agreements or similar agreements with respect to or involving the Company, or any Affiliated Group of which the Company is or has been a member, shall be amended to terminate the obligations of the Company under such agreements as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder for any taxable year (whether the current year, a future year or a past year).

          7.12 Certain Taxes and Fees.
	  ___________________________

          All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid one-half by Buyer and one-half by Seller when due.

                          ARTICLE VIII
                     CONDITIONS OF PURCHASE
                     ______________________

          8.1  General Conditions.
          _______________________

          The obligations of Buyer and Seller to effect the Closing shall be subject to the following conditions, unless waived in writing by all Parties:

          (a) NO ORDERS; ACTIONS. At the Closing Date, (i) no material Law or Order shall have been enacted, entered, issued, promulgated or enforced by any Governmental Entity that prohibits or restrains any of the transactions contemplated hereby and (ii) no Action shall have been commenced by any Governmental Entity that seeks to restrain or materially and adversely alter the transactions contemplated hereby that in the reasonable good faith determination of Seller or Buyer would render it unlawful to consummate the transactions contemplated by this Agreement.

	  (b) APPROVALS. All Approvals required by applicable Law or the terms of any Permit to be obtained from any Governmental Entity to consummate the transactions contemplated hereby and to ensure that the Company is will be able to continue to operate the Business and the Property immediately after the Closing in the same manner as prior to the date of the Agreement, all of which are identified on SCHEDULE 8.1(b), shall have been received or obtained on or prior to the Closing Date and any applicable waiting period under the Hart-Scott-Rodino Act shall have expired or been terminated.

          8.2  Conditions to Obligation of Buyer.
	  ______________________________________

          The obligation of Buyer to effect the Closing shall be subject to the following conditions, except to the extent waived in writing by Buyer:

          (a) REPRESENTATIONS AND WARRANTIES OF SELLER. The representations and warranties of Seller contained herein shall be true and correct (without giving effect to any materiality qualifiers in such representations and warranties) as of the Closing Date as though made on and as of the Closing Date, unless such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct (without giving effect to any materiality qualifiers in such representations and warranties) as of such date, except to the extent that the failure of such representations and warranties to be true and correct (without giving effect to any materiality qualifiers in such representations and warranties) would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

          (b) COVENANTS OF SELLER. Seller shall have performed all obligations and complied with all covenants set forth in this Agreement that are required to be performed or complied with by it at or prior to the Closing in all material respects.

	  (c) OFFICER'S CERTIFICATE. Buyer shall have received a certificate of Seller signed by an authorized officer of Seller to the effect that the conditions in Sections 8.2(a) and 8.2(b) have been satisfied.

          (d)  RESIGNATION OF DIRECTORS AND CERTAIN OFFICERS.
The officers of the Company who will remain employed by Seller or one of its Affiliates after the Closing Date and all directors of the Company shall have submitted their resignations in writing to the Company. Such resignations of officers and directors (in such capacity) shall be effective as of the Closing.

          (e) CLOSING DELIVERIES. Buyer shall have received the payments and documents referred to in Section 9.1.

          (f)  NO MATERIAL ADVERSE CHANGE. Since the date of this
Agreement there shall have been no change with respect to the Company or the Business that has had a Material Adverse Effect.

          (g) PROPERTY. As of the Closing Date, (i) the three parcels of land comprising the Tampa Grinding Site shall be contiguous to each other along common boundary lines, (ii) each of the Tampa Grinding Site and the Port Manatee Site shall have direct vehicular and pedestrian access to a public street adjoining such site, through a legally permitted curb cut, or shall have vehicular and pedestrian access to a public street via an insurable easement benefiting such site; and (iii) the building and improvements used in the operation of the Business shall be located within the boundaries of the applicable Property or within insurable off-site easements, except, in the case of any of the foregoing, for any failures of the foregoing to be true that would not, individually or in the aggregate, materially adversely affect the operation of the Business on the applicable Property as operated on the date hereof.

          (h)  CONSENTS.  The consents of third parties set forth on
SCHEDULE 8.2(h) shall have been obtained on or prior to the Closing Date.

          8.3  Conditions to Obligation of Seller.
	  _______________________________________

          The obligation of Seller to effect the Closing shall be subject to the following conditions, except to the extent waived in writing by Seller:

          (a) REPRESENTATIONS AND WARRANTIES OF BUYER. The representations and warranties of Buyer contained herein shall be true and correct (without giving effect to any materiality qualifiers in such representations and warranties) as of the Closing Date as though made on and as of the Closing Date, unless such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct (without giving effect to any materiality qualifiers in such representations and warranties) as of such date, except to the extent that the failure of such representations and warranties to be true and correct (without giving effect to any materiality qualifiers in such representations and warranties) would not, individually or in the aggregate, have or be reasonably likely to have a material adverse effect on Buyer's ability to perform this Agreement.

          (b) COVENANTS OF BUYER. Buyer shall have performed all obligations and complied with all covenants set forth in this Agreement that are required to be performed or complied with by it at or prior to the Closing in all material respects.

	  (c) OFFICER'S CERTIFICATE. Seller shall have received a certificate of Buyer signed by an authorized officer of Buyer to the effect that the conditions in Sections 8.3(a) and 8.3(b) have been satisfied.

          (d)  CLOSING DELIVERIES.   Seller shall have received the
payments and documents referred to in Section 9.2.

                           ARTICLE IX
                       CLOSING DELIVERIES
		       __________________

          9.1 DELIVERIES BY SELLER TO BUYER AT CLOSING. At the Closing, Seller shall deliver, or shall cause to be delivered, to Buyer, the following:

          (a) certificates representing the Stock, duly endorsed in blank or with duly executed stock powers, as contemplated in Section
2.1;

          (b) a non-foreign status certificate that would exempt the transactions contemplated by this Agreement from withholding pursuant to the provisions of the Foreign Investment in Real
Property Tax Act,

          (c)  an executed counterpart to the Supply Contract;

	  (d)  the certificate referred to in Section 8.2(c); and

          (e) a copy of the certificate of incorporation or other organizational documents of the Company then in effect and a copy of the by-laws of the Company, certified by an authorized officer of the Company as being true and correct in all material respects and in effect on the Closing Date.

          9.2  DELIVERIES BY BUYER TO SELLER AT CLOSING.  At the
Closing, Buyer shall deliver to Seller the following:

          (a) the wire transfer of immediately available U.S. dollar funds in the amount of the Purchase Price payable on the Closing Date;

          (b)  an executed counterpart to the Supply Contract; and

	  (c)  the certificate referred to in Section 8.3(c).

                            ARTICLE X
                   TERMINATION OF OBLIGATIONS
		   __________________________

          10.1 Termination of Agreement.
	  _____________________________

     Anything herein to the contrary notwithstanding, this Agreement may be terminated at any time before the Closing as follows and in no other manner, PROVIDED that the terminating party is not in material breach of its representations, warranties or covenants set forth herein:

          (a) MUTUAL CONSENT. By mutual consent in writing of Buyer and Seller.

          (b) CLOSING NOT CONSUMMATED BY EARLIER DATE. By Seller or Buyer at any time after September 15, 2003, if the Closing shall not have occurred by such date, unless extended by mutual consent in writing of Buyer and Seller; provided, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by such date; and provided that the date referred to above shall be extended for ninety (90) days for the benefit of any Party that is not in material breach of this Agreement in the event the waiting period under the Hart-
Scott-Rodino Act has not expired by such date.

          (c) CONDITIONS TO BUYER'S PERFORMANCE NOT MET. By Buyer upon written notice to Seller if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligations of Buyer to consummate the Closing contemplated by this Agreement as set forth in Article VIII; provided, however, that any such condition relating to a breach or a failure to perform a representation, warranty, covenant or other agreement prior to the Closing Date shall be a cause for termination of this Agreement only if such breach or failure cannot be or has not been cured within ten Business Days after the giving of written notice of such breach or failure to Seller, such notice to be given promptly after Buyer becomes aware of such breach or failure.

	 (d) CONDITIONS TO SELLER'S PERFORMANCE NOT MET. By Seller upon written notice to Buyer if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligation of Seller to consummate the Closing contemplated by this Agreement as set forth in Article VIII; provided, however, that any such condition relating to a breach or a failure to perform a representation, warranty, covenant or other agreement prior to the Closing Date shall be a cause for termination of this Agreement only if such breach or failure cannot be or has not been cured within ten Business Days after the giving of written notice of such breach or failure to Buyer, such notice to be given promptly after Seller becomes aware of such breach or failure.

          10.2 Effect of Termination.
	  __________________________

          In the event that this Agreement shall be terminated pursuant to Section 10.1, all future obligations of the Parties under this Agreement shall terminate without further liability of any Party to another; PROVIDED that the obligations of the Parties contained in this Section 10.2 and Sections 12.14, 12.16,
12.20 and the Confidentiality Agreement shall survive any such termination. A termination under Section 10.1 shall not relieve any Party of any liability for a willful breach of any covenant or agreement under this Agreement or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach. If this Agreement is terminated for any reason, no representative of Buyer will directly or indirectly attempt to influence any employee of the Company who is employed at any of the Properties to seek employment with Buyer or any of its Affiliates for a period of one year after this Agreement is terminated; provided, however, that the foregoing shall not restrict or preclude Buyer or its Subsidiaries or their executive officers from making generalized searches for employees by use of advertisements in the media (including trade media and the internet) or by engaging search firms which are not focused on employees of the Company or Seller.

                           ARTICLE XI
                    INDEMNIFICATION; SURVIVAL
		    _________________________

          11.1 Obligations of Seller.
	  __________________________

          Effective as of the Closing, Seller shall indemnify and hold harmless Buyer, the Company, and each of their respective directors, officers, employees, Affiliates, agents and assigns from and against any and all Indemnifiable Losses based upon or arising from:

          (a) any inaccuracy in any of the representations and warranties made by Seller on the Closing Date in or pursuant to this Agreement;

          (b)  any breach or nonperformance of any Pre-Closing
Covenant or any material breach or nonperformance of any of the covenants of Seller contained in this Agreement (other than Pre-Closing Covenants), including any matter as to which Seller in other provisions of this Agreement has expressly agreed to indemnify
Buyer or (subsequent to Closing) the Company; or

          (c)  any of the matters specifically identified on SCHEDULE
11.1(c).

          11.2 Obligations of Buyer.
	  _________________________

          Effective as of the Closing, Buyer shall indemnify and hold harmless Seller and each of its directors, officers, employees, Affiliates, agents and assigns from and against any and all Indemnifiable Losses based upon or arising from:

          (a) any inaccuracy in any of the representations and warranties made by Buyer on the Closing Date in or pursuant to this Agreement;

          (b) any breach or nonperformance of any Pre-Closing Covenant or any material breach or nonperformance of any of the covenants of Buyer contained in this Agreement (other than Pre-Closing
Covenants), including any matter as to which Buyer in other provisions of this Agreement has expressly agreed to indemnify
Seller; or

          (c) the conduct and operation of the Business on or after the Closing, except to the extent that Seller would be obligated to indemnify Buyer pursuant to the provisions of Section 11.1, without regard to the limitations in Sections 11.4 and 11.5.

          11.3 Procedure.
	  ______________

          The following procedures shall apply with respect to indemnification claims:

          (a) NOTICE OF THIRD PARTY CLAIMS. Any Party seeking indemnification of any Indemnifiable Loss or potential Indemnifiable Loss arising from a claim asserted by a third party shall give written notice to the Party from whom indemnification is sought. Written notice to the Indemnifying Party of the existence of a third-party claim shall be given by the Indemnified Party promptly after its receipt of an assertion of liability from the third party, and in any event within ten days of such assertion; provided, however, that the failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party from its obligations under this Article XI except to the extent the Indemnifying Party is actually prejudiced by such failure to give notice.

          (b) DEFENSE. In the case of a third party claim, the Indemnifying Party may, at its option, control the defense of an Indemnifiable Claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to retain counsel of its choice at its own expense and participate in the defense of the Indemnifiable Claim. If the Indemnifying Party does not assume such defense or the Indemnifying Party notifies the Indemnified Party within thirty days that it will not assume such defense, the Indemnified Party may control the defense of such claim and may settle the claim on behalf of and for the account and risk of the Indemnifying Party, who shall be bound by the result. In all cases, the party without the right to control the defense of the Indemnifiable Claim may participate in the defense at its own expense.

	  (c) TAX ADJUSTMENTS. Any amounts payable by the Indemnifying Party to or on behalf of an Indemnified Party pursuant to this Agreement shall be reduced by the amount of any Tax benefits to the Indemnified Party as a result of the claim, loss or damage involved, including any increased deductions, credits or losses of the Indemnified Party. In the case of Tax benefits consisting of depreciation or amortization deductions, the Tax benefit amount will be based on the net present value of such deductions using a discount rate equal to the mid-term applicable federal rate in effect on the day on which the indemnification payments are due. Any Tax benefit calculations under this Section 11.3(c) shall be determined using the highest combined marginal Tax rate for federal and applicable state and local income Taxes.

          (d) SETTLEMENT LIMITATIONS. Notwithstanding anything in this Section 11.3 to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other party, settle or compromise any Indemnifiable Claim or permit a default or consent to entry of any judgment, unless such settlement or compromise includes a complete release of the Indemnified Party with respect to liability related to such Indemnifiable Claim. Notwithstanding the preceding sentence, if a settlement offer solely for money damages is made by the applicable third party claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party's willingness to accept the settlement offer and pay the amount called for by such offer without reservation of any rights or defenses against the Indemnified Party, the Indemnified Party may continue to contest such claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Indemnifiable Claim that the Indemnifying
Party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the Indemnified Party declined to accept plus the Indemnifiable
Losses of the Indemnified Party relating to such Indemnifiable

Claim through the date of its rejection of the settlement offer or (B) the aggregate Indemnifiable Losses of the Indemnified Party with respect to such claim. If the Indemnifying Party makes any payment on any claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such claim.

          11.4 Survival.
	  _____________

          The representations and warranties contained in or made pursuant to this Agreement shall expire on the second anniversary of the Closing, except that (i) the representations and warranties contained in Sections 3.1(j) and 3.1(m) shall expire on the fifth anniversary of the Closing, (ii) the representations and warranties contained in Section 3.1(c) shall remain in full force and effect until the expiration of the applicable statute of limitations, (ii) the representations and warranties in the second sentence of Section 3.1(e)(1) shall expire on the third anniversary of the Closing and (iii) the representations and warranties contained in Section 3.1(a)(2) shall remain in full force and effect indefinitely. This Article XI shall survive the Closing and shall remain in effect (a) with respect to Sections 11.1(a) and 11.2(a), so long as the relevant representations and warranties survive, (b) with respect to Sections 11.1(b) and 11.2(b) to the extent those Sections relate to the covenants in Sections 4.1, 4.2, 4.4 and 4.6 requiring performance prior to the Closing ("Pre-Closing Covenants"), for one year after the Closing, (c) with respect to Sections 11.1(b) and 11.2(b) to the extent those Sections relate to covenants requiring performance after the Closing, so long as the applicable covenant survives,
(d) with respect to Section 11.1(c), 185 days after the Closing and (e) with respect to Section 11.2(c), indefinitely. Any matter as to which a non-speculative claim has been asserted by written notice setting forth in reasonable detail the nature of such claim to the other Party that is pending, unresolved and being diligently pursued at the end of any applicable limitation period shall continue to be covered by this Article XI notwithstanding any applicable limitation period (which the Parties hereby waive) until such matter is finally terminated, not being diligently pursued or otherwise resolved by the Parties under this Agreement or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

          11.5 Limitations on Indemnification.
	  ___________________________________

          (a) Seller shall not be required to indemnify any Person under Section 11.1(a), 11.1(c) or, solely with respect to Pre-Closing Covenants, Section 11.1(b), unless (i) the amount for which indemnity would otherwise be payable by Seller with respect to any given claim (other than claims for breaches of any representation and warranty that is specifically qualified by materiality) exceeds U.S.$25,000 ("Included Claims") and (ii) the aggregate amount for all Included Claims exceeds U.S.$1,000,000, and in such event, Seller shall be responsible for only the amount in excess of U.S.$1,000,000. In no event shall the total indemnification to be paid by Seller under this Article XI, exceed (i) 35% of the Purchase Price between the Closing Date and the first anniversary of the Closing Date or (ii) 25% of the Purchase Price after the first anniversary of the Closing Date; provided that the limitation set forth in this sentence shall be 50% of the Purchase Price with respect to the matters set forth in Section 11.1(c). The limitations set forth in this Section 11.5(a) shall not be applicable to claims based on (i) breaches of the representations and warranties in Section 3.1(a)(2) or 3.1(u)(2), (ii) breach of the covenants in Article VII, or (iii) fraud.

          (b) Buyer shall not be required to indemnify any Person under Section 11.2(a) or, solely with respect to Pre-Closing Covenants,
Section 11.2(b), unless (i) the amount for which indemnity would otherwise be payable by Buyer with respect to any Included Claims and (ii) the aggregate amount for all Included Claims exceeds U.S.$1,000,000, and in such event, Buyer shall be responsible for only the amount in excess of U.S.$1,000,000. In no event shall the total indemnification to be paid by Buyer under this Article
XI, exceed (i) 35% of the Purchase Price between the Closing Date and the first anniversary of the Closing Date or (ii) 25% of the Purchase Price after the first anniversary of the Closing Date.
The limitations set forth in this Section 11.5(b) shall not be applicable to claims based on (i) breaches of any covenants with respect to payment of the Purchase Price or any portion thereof,
(ii) breaches of any covenants in Article VII or (iii) fraud.

          (c) Any Indemnifiable Claim with respect to any breach or nonperformance by either Party of a representation, warranty, covenant or agreement shall be limited to the amount of actual Indemnifiable Losses sustained by the Indemnified Party by reason of such breach or nonperformance, net of any insurance proceeds actually received by the Indemnified Party and net Tax benefits.

          (d) If an inaccuracy in any of the representations and warranties made by Seller or a breach of any covenants of Seller gives rise to an adjustment in the Purchase Price, or otherwise was the basis for a proposed adjustment to the Closing Date Statement, then such inaccuracy or breach shall not give rise to an indemnification obligation under Section 11.1.

          11.6 Treatment of Payments.
	  __________________________

          All payments made pursuant to this Article XI shall be treated as adjustments to the Purchase Price. Notwithstanding anything in this Agreement to the contrary, Buyer shall not be indemnified or reimbursed for any tax consequences arising from the receipt or accrual of an indemnity payment hereunder, including any such consequences arising from adjustments to the basis of any asset resulting from an adjustment to the Purchase Price or any additional Taxes resulting from any such basis adjustment.

          11.7 Remedies Exclusive.
	  _______________________

          Except as otherwise provided in Article VII, the remedies provided for in this Article XI shall be exclusive and shall preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against the Indemnifying Party for claims based on this Agreement, except with respect to claims based on fraud. In no event shall the mere breach of a representation or warranty be used as evidence of or deemed to constitute bad faith, misconduct or fraud. Each Party hereby waives any provision of Law to the extent that it would limit or restrict the agreement contained in this Section 11.7.

          11.8 Mitigation.
	  _______________

          The Parties shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim or liability. Each Party shall use commercially reasonable efforts to address any claims or liabilities that may provide a basis for an Indemnifiable Claim such that each Party shall respond to any claims or liabilities in the same manner it would respond to such claims or liabilities in the absence of the indemnification provisions of this Agreement. In the event that any party shall willfully fail to make such commercially reasonable efforts to mitigate or resolve any claim or liability, then notwithstanding anything else to the contrary contained herein, the other party shall not be required to indemnify any Person for any Indemnifiable Loss that could reasonably be expected to have been avoided if such party, as the case may be, had made such efforts.

                           ARTICLE XII
                             GENERAL
			   ___________

          12.1 Usage.
	  __________

          All terms defined herein have the meanings assigned to them herein for all purposes, and such meanings are equally applicable to both the singular and plural forms of the terms defined. "Include," "includes" and "including" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import. "Writing," "written" and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form. Any instrument or Law defined or referred to herein means such instrument or Law as from time to time amended, modified or supplemented, including (in the case of instruments) by waiver or consent and (in the case of any Law) by succession of comparable successor Laws and includes (in the case of instruments) references to all attachments thereto and instruments incorporated therein. References to a Person are, unless the context otherwise requires, also to its successors and assigns. Any term defined herein by reference to any instrument or Law has such meaning whether or not such instrument or Law is in effect. "Shall" and "will" have equal force and effect. "Hereof," "herein," "hereunder" and comparable terms refer to the entire instrument in which such terms are used and not to any particular article, section or other subdivision thereof or attachment thereto. References to "the date of this Agreement," "the date hereof" or words of like import shall mean July 2, 2003. References in an instrument to "Article," "Section" or another subdivision or to an attachment are, unless the context otherwise requires, to an article, section or subdivision of or an attachment to such instrument. References to any gender include, unless the context otherwise requires, references to all genders, and references to the singular include, unless the context otherwise requires, references to the plural and vice versa.

          12.2 Amendments; Waivers.
	  ________________________

          This Agreement and any Schedule or Exhibit attached hereto may be amended only by agreement in writing of all Parties. No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.

          12.3 Schedules; Exhibits.
	  ________________________

          Each Schedule and Exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although the Disclosure Schedules need not be attached to each copy of this Agreement. The mere inclusion of an item in a Schedule as an exception to a representation or warranty shall not be deemed an admission by Seller that such item represents an exception or material fact, event or circumstance or that such item is reasonably likely to have a Material Adverse Effect. Further, any fact or item which is clearly disclosed on any Schedule to this Agreement in such a way as to make its relevance or applicability to information called for by another Schedule or other Schedules to this Agreement reasonably apparent shall be deemed to be disclosed on such other Schedule or Schedules, as the case may be, notwithstanding the omission of a reference or cross-reference thereto.

          12.4 Further Assurances.
	  _______________________

          Each of Buyer and Seller will use commercially reasonable efforts to cause all conditions to its and the other Party's obligations hereunder to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms as soon as reasonably practicable. Each of Buyer and Seller shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other Party may reasonably request to consummate or implement the transactions contemplated hereby or to evidence such events or matters. With respect to the securing of any requisite Approvals after Closing, the Parties shall timely and promptly make all filings which may be required for the securing of such Approvals. In furtherance and not in limitation of the foregoing, each of Buyer and Seller shall use commercially reasonable efforts to file notification and report forms and similar applications with any applicable Governmental Entity whose Approval may be required following the Closing Date. Buyer and Seller shall cooperate and use their respective commercially reasonable efforts to respond to any requests for information by any Governmental Entity in connection with such post-Closing Approvals.

          12.5 Governing Law.
	  __________________

          This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts made and performed in such State and without regard to conflicts of law doctrines.

          12.6 Headings.
	  _____________

          The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

          12.7 Counterparts.
	  _________________

          This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different Parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each Party and delivered to the other Party.

          12.8 Parties in Interest.
	  ________________________

          This Agreement shall be binding upon and inure to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to any Party to this Agreement.

          12.9 Waiver.
	  ___________

          No failure on the part of any Party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

          12.10     Severability.
	  ______________________

          If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement to the extent permitted by Law shall remain in full force and effect PROVIDED that the essential terms and conditions of this Agreement for both Parties remain valid, binding and enforceable and PROVIDED that the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. In event of any such determination, the Parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by Law, the Parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

          12.11     No Consequential or Punitive Damages.
	  ______________________________________________

          Notwithstanding anything to the contrary elsewhere in this Agreement, no Party (or its Affiliates) shall, in any event, be liable to the other Party (or its Affiliates) for any indirect, incidental, consequential, special, exemplary or punitive damages, including loss of future revenue or income, or loss of business reputation or opportunity relating to the breach or alleged breach or nonperformance or alleged nonperformance of this Agreement; provided that the parties shall be permitted to recover indirect, incidental or consequential damages to the extent, but only to the extent, such indirect, incidental or consequential damages are caused by and are a reasonably foreseeable result of such breach or violation. The provisions of this Section 12.11 are not intended to limit the rights of the Company under any insurance policy set forth on SCHEDULE 3.1(u).

          12.12     Knowledge Convention.
	  ______________________________

          Whenever any statement herein or in any Schedule, Exhibit, certificate or other document delivered to any party pursuant to this Agreement is made "to [its] knowledge" or words of similar intent or effect of any party or its representative, the Person making such statement shall be deemed to be making such statements "to [its] best knowledge" and shall be accountable only for facts and other information, which as of the date the representation is given, are actually known to the Person making such statement, which with respect to Seller, means the persons identified on SCHEDULE 12.12(a) hereto, with respect to Buyer, means the persons identified on SCHEDULE 12.12(b) hereto, and with respect to any other Persons that are corporations, means the knowledge of its executive officers.

          12.13     Notices.
	  _________________

          Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by telefax or telecommunications mechanism, PROVIDED that any notice so given is also mailed as provided in clause (c), (c) mailed by certified or registered mail (postage prepaid), receipt requested, or (d) sent by Express Mail, Federal Express or other express delivery service, receipt requested, to the Parties and at the addresses specified herein or to such other address or to such other person as either Party shall have last designated by such notice to the other Party. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified herein and an appropriate confirmation of transmission is received, (ii) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when actually received at such address. Any notice or other communication hereunder shall be delivered as follows:

          If to Buyer, addressed to:

          Florida Rock Industries, Inc.
          155 East 21st Street
          Jacksonville, Florida 32206
          Attn: John D. Baker, II
          Telecopier No.: (904) 355-0817

          With a copy to:

          McGuireWoods LLP
          50 North Laura Street
          Suite 3300
          Jacksonville, Florida 32202
          Attn: Daniel B. Nunn, Jr.
          Telecopier No.: (904) 798-3207

          If to Seller addressed to:

          Lafarge North America Inc.
          12950 Worldgate Drive
          Suite 600
          Herndon, VA  20170
          Attention:  General Counsel
          Telecopier No.: (703) 796-2217

          With a copy to:

          O'Melveny & Myers LLP
          1650 Tysons Boulevard
          Suite 1150
          McLean, Virginia 22102
          Attention: David G. Pommerening, Esq.
          Telecopier No.:  (703) 918-2704

          12.14     Publicity and Reports.
	  _______________________________

          Prior to the Closing, Seller and Buyer shall coordinate all publicity relating to the transactions contemplated by this Agreement and no Party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without the prior written consent of the other Party; PROVIDED that to the extent that a particular action is required by applicable Law or applicable stock exchange regulations, the Parties shall be obligated only to use commercially reasonable efforts to consult with the other

Party prior to issuing any such press release, publicity statement or other public notice. Nothing herein shall prevent reasonable pre-Closing communication between the Company and its clients for the purpose of responding to client concerns regarding the effect of the transactions contemplated by this Agreement on service delivery.

          12.15     Integration.
	  _____________________

          This Agreement and the Confidentiality Agreement, together with the Schedules and Exhibits thereto, (a) constitute the entire agreement among the Parties pertaining to the subject matter hereof and (b) supersede all prior agreements and understandings of the Parties in connection therewith, except for the Confidentiality Agreement, which remains in full force and effect.

          12.16     Expenses.
	  __________________

          Except as otherwise provided herein, Seller and Buyer shall each pay its own expenses incident to the evaluation of the Company and the Business and the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including the fees, expenses and disbursements of their respective investment bankers, accountants and counsel. Seller shall pay all expenses of the Company (including legal expenses) incurred in connection with this Agreement and the transactions contemplated hereby in the event the transactions contemplated hereby are consummated.

          12.17     No Assignment.
	  _______________________

          Neither this Agreement nor any rights or obligations under it are assignable by Buyer except that Buyer may assign its rights hereunder to any subsidiary of Buyer or any Person to whom the Company may be sold by Buyer. Buyer shall remain liable to Seller for the payment of the consideration set forth herein and other obligations of Buyer hereunder notwithstanding a permitted assignment. Seller may assign its rights under this Agreement to any Affiliate of Seller.

          12.18     Representation By Counsel; Interpretation.
	  ___________________________________________________

          The Parties each acknowledge that each Party has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in any portions of this Agreement against the Party that drafted it has no application and is expressly waived. If any provision of this Agreement is, in the judgment of the trier of fact, ambiguous or unclear, that provision shall be interpreted in a reasonable manner to effect the intent of the Parties.

          12.19     Reference of Disputes to Senior Officers of
Seller and Buyer.
_______________________________________________________________

          Any dispute between Seller and Buyer arising out of or in connection with this Agreement or any alleged breach hereof may, at the option of either Seller or Buyer, be submitted for discussion and possible resolution by senior officers of Seller and Buyer, as designated by their respective chief executive officers, for a period of thirty days (or such longer period as the Parties may in particular cases so decide) before initiating any arbitration pursuant to Section 12.20 hereof.

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


          12.20     Resolution of Disputes.
	  ________________________________

          (a) Except as otherwise provided in this Agreement and notwithstanding any termination of this Agreement, all disputes, claims or controversies arising out of or relating to this Agreement or the negotiation, validity or performance hereof or the transactions contemplated hereby that are not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration before the American Arbitration Association or its successor (the "AAA"). The arbitration shall be held in Fairfax County, Virginia before a single arbitrator and shall be conducted in accordance with the rules and regulations promulgated by the AAA unless specifically modified herein. Each Party hereby irrevocably submits to the jurisdiction of the AAA with respect to any such matter and irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such proceeding.

          (b) Within fifteen days after demand for arbitration has been made by either Party, the Parties, and/or their counsel, shall meet to discuss the issues involved and to discuss a suitable arbitrator. Upon the failure of the Parties to agree upon an arbitrator within a reasonable time (not longer than thirty days from the demand), the Parties shall request that the AAA send each Party an identical list of names of persons from its panel of arbitrators from which to select an arbitrator. Each Party shall have fifteen days from the date on which such list is transmitted to the Parties to strike names objected to, number the remaining names in order of preference, and return the list to the AAA. If a Party does not return the list within the time specified, all persons named therein shall be deemed acceptable. From among the persons who have been approved on both lists, and in accordance with the designated order of mutual preference, the AAA shall invite the acceptance of an arbitrator to serve. If the Parties fail to agree on any of the persons named, or if acceptable arbitrators are unable to act, or if for any other reason the appointment cannot be made from the submitted lists, the AAA shall have the power to make the appointment from among other members of the panel without the submission of additional lists. The Parties covenant and agree that the arbitration shall commence within one hundred twenty days of the date on which a written demand for arbitration is filed by any Party. In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each Party and any third party witnesses and shall be empowered to decide any disputes regarding the scope of discovery. In addition, each Party may take up to three depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each Party shall provide to the other, no later than ten days before the date of the arbitration, the identity of all persons who may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a Party's witness or expert. The arbitrator's decision and award shall be made and delivered in writing to each Party within sixty days of the conclusion of the arbitration hearing. The arbitrator's decision shall set forth a reasoned basis for his or her decision, including any award of damages or finding of liability. The arbitrator shall not have the power to award damages that are specifically excluded under this Agreement (even if permitted under any potentially applicable Law), and each Party hereby irrevocably waives any claim to such damages. The Parties covenant and agree that they will participate in the arbitration in good faith. The prevailing Party in any arbitration, proceeding or legal action arising out of or in connection with this Agreement shall be entitled to recover its reasonable attorneys' fees and costs incurred in connection with such arbitration, proceeding or legal action. The arbitrator shall determine who the prevailing party is for this purpose.

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


          (c) Each of the Parties irrevocably and unconditionally consents (on behalf of itself and its Affiliates) to the exclusive jurisdiction of the AAA to resolve all disputes, claims or controversies arising out of or relating to this Agreement or the negotiation, validity or performance hereof or the transactions contemplated hereby and further consents to the exclusive jurisdiction of the courts of Virginia for the purposes of compelling arbitration under this Section. Each Party further irrevocably waives any objection to proceeding before the AAA based upon lack of personal jurisdiction or to the laying of the venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration before the AAA has been brought in an inconvenient forum or that the arbitration provisions of this Agreement are unenforceable. Each of the Parties hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the Parties agrees that its submission to jurisdiction and its consent to service of process by mail is made for the express benefit of the other Party.

	(d) This Section 12.20 shall apply to all forms of actions, including requests for temporary, preliminary or permanent injunctive relief, except that to the extent arbitration pursuant to this Section 12.20 would not be available in a timely fashion so as to enable any party hereto to avoid immediate and irreparable harm, such Party may proceed in court without prior arbitration for the limited purpose of avoiding such immediate and irreparable harm. Each of the Parties consents to the exclusive jurisdiction of the courts of Virginia for any proceeding in court permitted under the immediately preceding sentence. The Parties agree that the arbitrator shall have full authority to grant provisional remedies and to direct the Parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any Party to respect the arbitrator's orders to that effect. Any award in any arbitration proceeding may be enforced by any court of competent jurisdiction, and the Party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including reasonable attorneys' fees, to be paid by the Party against whom enforcement is ordered.

	(e)  BY SIGNING THIS AGREEMENT, THE PARTIES ARE, EXCEPT
TO THE LIMITED EXTENT PROVIDED IN THIS SECTION 12.20, AGREEING
TO HAVE ALL DISPUTES, CLAIMS OR CONTROVERSIES ARISING OUT OF OR RELATING TO THIS AGREEMENT DECIDED BY ARBITRATION, AND ARE GIVING UP ANY RIGHTS THEY MIGHT POSSESS TO HAVE THOSE MATTERS LITIGATED IN A COURT OR JURY TRIAL. BY SIGNING THIS AGREEMENT, THE PARTIES ARE GIVING UP THEIR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL EXCEPT TO THE EXTENT THAT THEY ARE SPECIFICALLY PROVIDED FOR UNDER THIS AGREEMENT. IF ANY PARTY REFUSES TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, IT MAY BE COMPELLED TO ARBITRATE
UNDER FEDERAL OR STATE LAW. EACH PARTY'S AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

          12.21     No Third Party Beneficiaries.
 	  ______________________________________

          This Agreement is not intended to, and shall not be construed to, confer upon any Person other than the Parties any rights or remedies hereunder.

          12.22     Language.
	  __________________

          Although the Parties may translate this Agreement into different languages, the governing version shall be the English language version.

          [Remainder of Page Intentionally Left Blank]

	IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

                              BUYER:


                              FLORIDA ROCK INDUSTRIES, INC.


                              By:/s/ John D. Baker
				 _____________________________
                              Title: President/CEO





                              SELLER:


                              LAFARGE NORTH AMERICA INC.


                              By:/s/ Philippe Rollier
				 ______________________________
                              Title:  President/CEO

                    STOCK PURCHASE AGREEMENT


                           dated as of


                          July 2, 2003


                         by and between


                   LAFARGE NORTH AMERICA INC.


                               and


                  FLORIDA ROCK INDUSTRIES, INC.

                            Schedules
			    _________

Schedule 1.1A       Leases and Other Matters
Schedule 1.1B       Port Manatee Site
Schedule 1.1C       Tampa Grinding Site
Schedule 1.1D       Tampa Terminal Facility
Schedule 3.1(a)     Stock
Schedule 3.1(b)(1)  Financial Statements
Schedule 3.1(b)(2)  Certain Changes
Schedule 3.1(c)     Tax Returns
Schedule 3.1(d)     Material Contracts
Schedule 3.1(e)     Real Property; Liens
Schedule 3.1(g)     Authorization; No Conflicts
Schedule 3.1(h)     Actions
Schedule 3.1(j)(1)  Company Employees
Schedule 3.1(j)(2)  Certain Company Employee Information
Schedule 3.1(j)(3)  Employee Plans
Schedule 3.1(j)(4)  Certain Employee Plan Information
Schedule 3.1(j)(9)  Provision of or Contribution to Certain Plans
Schedule 3.1(l)     Operation in the Ordinary Course
Schedule 3.1(m)     Environmental Compliance
Schedule 3.1(n)     Permits
Schedule 3.1(p)     Customers
Schedule 3.1(q)     Receivables Aging
Schedule 3.1(r)     Certain Business Relationships
Schedule 3.1(s)     Bank Accounts and Powers of Attorney
Schedule 3.1(t)     Intellectual Property
Schedule 3.1(u)     Insurance
Schedule 4.2        Conduct of Business; Representatives
Schedule 4.5        Intercompany and Affiliate Liabilities
Schedule 4.7        Assigned Trademarks
Schedule 5.3        Seller Marks
Schedule 6.1(b)     Certain Company Employees
Schedule 8.1(b)     Approvals
Schedule 8.2(h)     Consents
Schedule 11.1(c)    Certain Seller Indemnification Obligations
Schedule 12.12(a)   Seller Knowledge Convention
Schedule 12.12(b)   Buyer Knowledge Convention

                            Exhibits
			    ________

Exhibit A      	    Exclusions and Adjustments to Determination of
                        Closing Date Statement
Exhibit B           Form of Supply Contract
Exhibit C           Form of Trademark Assignment


			TABLE OF CONTENTS


							    Page

ARTICLE I     DEFINITIONS                                     1

     1.1      Definitions                                     1

ARTICLE II    PURCHASE AND SALE/CLOSING                       8

     2.1      Purchase and Sale                               8
     2.2      Purchase Price and Adjustments                  8
     2.3      Intentionally Omitted.                         10
     2.4      The Closing                                    10

ARTICLE III   REPRESENTATIONS AND WARRANTIES                 10

     3.1      Representations and Warranties of Seller.      10
     3.2      Representations and Warranties of Buyer        22

ARTICLE IV    COVENANTS WITH RESPECT TO THE PERIOD PRIOR TO
              CLOSING                                        24

     4.1      Access                                         24
     4.2      Conduct of Business                            24
     4.3      Efforts; No Inconsistent Action                26
     4.4      Supplemental Disclosure.                       27
     4.5      Elimination of Intercompany and Affiliate
              Liabilities                                    27
     4.6      Notice of Developments.                        28
     4.7      Assignment of Certain Trademarks.              28
     4.8      Exclusivity.                                   28
     4.9      Alternative Real Estate Transfers.             29
     4.10     Industrial Revenue Bonds.                      29
     4.11     Manatee County Port Authority.                 29

ARTICLE V     CONTINUING COVENANTS                           29

     5.1      Cooperation; Legal Privileges                  29
     5.2      Post-Closing Operations                        30
     5.3      Use of Certain Seller Trademarks               30
     5.4      Use of Certain Seller Patents                  31
     5.5      Acknowledgment of Limitation of Warranties.    32
     5.6      Insurance Matters.                             33
     5.7      Noncompetition and Nonsolicitation             33
     5.8      Certain Bagging Arrangements                   34
     5.9      Financial Statements                           34
     5.10     Option to Purchase Tampa Terminal Facility     35

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
			 TABLE OF CONTENTS
			   (continued)


ARTICLE VI    EMPLOYEES AND EMPLOYEE BENEFIT MATTERS         36

     6.1      Employee and Employee Benefit Matters.         36

ARTICLE VII   TAX MATTERS                                    38

     7.1      Tax Returns.                                   38
     7.2      Tax Liabilities                                39
     7.3      Redetermined Tax Liabilities, Refunds and
              Carrybacks                                     41
     7.4      Consolidated Return Liability.                 41
     7.5      Indemnity for Breach.                          42
     7.6      Notice of Indemnity Issue.                     42
     7.7      Audit Matters.                                 42
     7.8      Cooperation and Exchange of Information.       43
     7.9      Section 338(h)(10) Election.                   43
     7.10     Record Retention.                              45
     7.11     Tax Sharing Agreements.                        45
     7.12     Certain Taxes and Fees.                        45

ARTICLE VIII  CONDITIONS OF PURCHASE                         45
     8.1      General Conditions.                            45
     8.2      Conditions to Obligation of Buyer              46
     8.3      Conditions to Obligation of Seller             47

ARTICLE IX    CLOSING DELIVERIES                             47

     9.1      Deliveries by Seller to Buyer at Closing.      47
     9.2      Deliveries by Buyer to Seller at Closing.      48

ARTICLE X     TERMINATION OF OBLIGATIONS                     48

     10.1     Termination of Agreement                       48
     10.2     Effect of Termination                          49

ARTICLE XI    INDEMNIFICATION; SURVIVAL                      49

     11.1     Obligations of Seller                          49
     11.2     Obligations of Buyer                           49
     11.3     Procedure                                      50
     11.4     Survival                                       51
     11.5     Limitations on Indemnification                 51
     11.6     Treatment of Payments                          52
     11.7     Remedies Exclusive                             52


				-ii-
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
			  TABLE OF CONTENTS
			    (continued)

     11.8     Mitigation                                     52

ARTICLE XII   GENERAL                                        53

     12.1     Usage                                          53
     12.2     Amendments; Waivers                            53
     12.3     Schedules; Exhibits                            53
     12.4     Further Assurances                             54
     12.5     Governing Law                                  54
     12.6     Headings                                       54
     12.7     Counterparts                                   54
     12.8     Parties in Interest                            54
     12.9     Waiver                                         55
     12.10    Severability                                   55
     12.11    No Consequential or Punitive Damages           55
     12.12    Knowledge Convention                           55
     12.13    Notices                                        55
     12.14    Publicity and Reports                          56
     12.15    Integration                                    57
     12.16    Expenses                                       57
     12.17    No Assignment                                  57
     12.18    Representation By Counsel; Interpretation      57
     12.19    Reference of Disputes to Senior Officers of
              Seller and Buyer                               57
     12.20    Resolution of Disputes.                        58
     12.21    No Third Party Beneficiaries.                  59
     12.22    Language.                                      60

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